UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

VF CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VF CORPORATION
March 22, 2007
Dear Shareholder:
      The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 24, 2007, at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.
      At the meeting, shareholders will be asked to (i) elect four directors; (ii) approve an amendment and restatement of VF’s 1996 Stock Compensation Plan which, among other things, will increase the number of shares of Common Stock available for future grants by 10 million shares (the “Stock Compensation Plan Proposal”); (iii) ratify the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2007; and (iv) consider such other matters as may properly come before the meeting.
      Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors, FOR the Stock Compensation Plan Proposal and FOR the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.
      You may vote in person at the Annual Meeting or you may vote your shares via the Internet, via a toll-free telephone number, or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided, as explained on page 1 of the attached proxy statement.
      Your interest and participation in the affairs of VF are most appreciated.

Sincerely,

Mackey J. McDonald
Chairman and Chief
Executive Officer

VF CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 24, 2007
March 22, 2007
To the Shareholders of VF CORPORATION:
      The Annual Meeting of Shareholders of VF Corporation will be held at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, on Tuesday, April 24, 2007, at 10:30 a.m., for the following purposes:
      (1) to elect four directors to hold office until the 2010 Annual Meeting of Shareholders;
      (2) to approve an amendment and restatement of VF’s 1996 Stock Compensation Plan which, among other things, will increase the number of shares of Common Stock available for future grants by 10 million shares (the “Stock Compensation Plan Proposal”);
      (3) to ratify the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2007; and
      (4) to transact such other business as may properly come before the meeting and any adjournments thereof.
      A copy of VF’s Annual Report on Form 10-K for 2006 is enclosed for your information.
      Only shareholders of record as of the close of business on March 6, 2007 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary
YOUR VOTE IS IMPORTANT
You are urged to vote your shares via the Internet, through
our toll-free telephone number or by signing, dating and
promptly returning your proxy in the enclosed envelope.

VF CORPORATION
PROXY STATEMENT
For the 2007 Annual Meeting of Shareholders
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at VF’s Annual Meeting of Shareholders on April 24, 2007 and any adjournments of the meeting (the “Meeting”).
ABOUT THE MEETING

What is the purpose of the Meeting?
      At the Meeting, holders of VF Common Stock will vote on the matters described in the notice of the Meeting on the front page of this proxy statement, including the election of four directors, approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan which, among other things, will increase the number of shares of Common Stock available for future grants by 10 million shares (the “Stock Compensation Plan Proposal”), ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2007, and transaction of such other business as may properly come before the Meeting.

Who is entitled to vote at the Meeting?
      Only shareholders of record on March 6, 2007, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?
      Each share of Common Stock is entitled to one vote on each matter considered at the Meeting.

How do shareholders vote?
      Shareholders may vote at the Meeting in person or by proxy. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If a shareholder’s proxy card gives no instructions, it will be voted as recommended by the Board of Directors. A shareholder may change any vote by proxy before the proxy is exercised by filing with the Secretary of VF either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Shareholders who vote by telephone or the Internet may also change their votes by re-voting by telephone or the Internet within the time periods listed below. A shareholder’s latest vote, including via the Internet or telephone, is the one that is counted.
      There are three ways to vote by proxy:

1) BY INTERNET: Visit the web site http://www.investorvote.com. To vote your shares, you must have your proxy/ voting instruction card in hand. The web site is available

24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 23, 2007;

2) BY TELEPHONE: Call toll-free 1-800-652-VOTE (1-800-652-8683). Shareholders outside of the U.S. and Canada should call 1-781-575-2300. To vote your shares, you must have your proxy/voting instruction card in hand. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 23, 2007; or

3) BY MAIL: Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid (U.S. only) envelope provided. If the envelope is missing, please address your completed proxy/ voting instruction card to VF Corporation, c/o Computershare Trust Company, N.A., P.O. Box 43102, Providence, Rhode Island 02940.

      IF YOU VOTE BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY/ VOTING INSTRUCTION CARD.
      If you are a beneficial owner, please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you.

What constitutes a quorum?
      Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 6, 2007, there were 112,090,423 outstanding shares of Common Stock.

What are the Board’s recommendations?
      The Board recommends a vote FOR the election of the four nominees proposed for election as directors, FOR the Stock Compensation Plan Proposal and FOR ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2007. If any other matters are brought before the Meeting, the proxy holders will vote as recommended by the Board of Directors. If no recommendation is given, the proxy holders will vote in their discretion. At the date of this proxy statement, we do not know of any other matter to come before the Meeting. Persons named as proxy holders on the accompanying form of proxy/voting instruction card are Mackey J. McDonald, Chairman and Chief Executive Officer of VF, and Candace S. Cummings, Vice President-Administration, General Counsel and Secretary of VF.

What vote is required to approve each item?
      The four nominees for election as directors who receive the greatest number of votes will be elected directors. Approval of the Stock Compensation Plan Proposal and ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2007 or approval of any other matter to come before the Meeting require the affirmative vote of a majority of the votes cast on such matter at the Meeting;

provided that, in the case of the Stock Compensation Plan Proposal, the total vote cast on the proposal represents over 50% of all of the shares entitled to vote on the proposal. Withheld votes, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, approval of the Stock Compensation Plan, or ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2007.

Other Information
      A copy of VF’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.
      VF’s mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/ voting instruction card were first mailed or given to shareholders on approximately March 22, 2007.

ITEM NO. 1
ELECTION OF DIRECTORS
      VF’s Board of Directors has nominated the four persons named below to serve as directors until the 2010 Annual Meeting. The persons named in the accompanying form of proxy/ voting instruction card intend to vote such proxy for the election as directors of the following nominees. If any nominee becomes unable or unwilling to serve as a director, the proxy holders will vote for such other person or persons as may be nominated by the Board of Directors. The nominees named below have indicated that they are willing to serve if reelected to the VF Board. The Board of Directors may fill vacancies in the Board, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. It is the policy of VF that a substantial majority of the members of its Board of Directors should be independent. Currently, 11 of VF’s 13 directors have been determined by the Board to be independent in accordance with standards adopted by the Board, as set forth in the Board’s Corporate Governance Principles and as attached hereto as Appendix A, and the Listing Standards of the New York Stock Exchange, the securities exchange on which VF’s Common Stock is traded.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

To Serve Until the 2010 Annual Meeting
Edward E. Crutchfield, 65	Retired; former Chairman and Chief Executive Officer, First Union Corporation	1992
George Fellows, 64	President and Chief Executive Officer, Callaway Golf Company	1997
Daniel R. Hesse, 53	Chairman and Chief Executive Officer, Embarq Corporation	1999
Clarence Otis, Jr., 50	Chairman and Chief Executive Officer, Darden Restaurants, Inc.	2004

      Mr. Crutchfield was Chairman and Chief Executive Officer of First Union Corporation (now known as Wachovia Corporation), a banking and financial services company, from 1985 until his retirement in 2000. He is a member of the Executive, Compensation and Finance Committees of the Board of Directors.
      Mr. Fellows is President and Chief Executive Officer of Callaway Golf Company and a member of its Board of Directors. Previously, he served as a consultant to Investcorp International, Inc. and other private equity firms from 2000 through July 2005. Mr. Fellows serves as a director of Jack in the Box Inc., a restaurant company. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.
      Mr. Hesse is Chairman and Chief Executive Officer of Embarq Corporation, formerly the Local Telecommunications Division of Sprint Nextel Corporation. He previously served as the Chairman, President and Chief Executive Officer of Terabeam Corporation, a telecom-

munications company, from 2000 until 2004. He also serves as a director of Nokia Corporation, a mobile communications company. He is a member of the Finance and Compensation Committees of the Board of Directors.
      Mr. Otis is Chairman and Chief Executive Officer of Darden Restaurants, Inc. Previously, he served as the Executive Vice President of Darden Restaurants, Inc., and President of its Smokey Bones Restaurants division, from December 2002 until December 2004. He served as Executive Vice President and Chief Financial Officer of Darden Restaurants from April 2002 to December 2002 and Senior Vice President and Chief Financial Officer from 1999 to 2002. Mr. Otis also serves as a director of Verizon Communications, Inc. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2009 Annual Meeting
Robert J. Hurst, 61	Managing Director, Crestview Partners LLC	1994
W. Alan McCollough, 57	Retired; former Chairman of the Board, Circuit City Stores, Inc.	2000
M. Rust Sharp, 66	Of Counsel to Heckscher, Teillon, Terrill & Sager (Attorneys)	1984
Raymond G. Viault, 62	Retired; former Vice Chairman, General Mills, Inc.	2002

      Mr. Hurst has been a Managing Director of Crestview Partners LLC, a private equity firm, since 2005. Previously, he was Vice Chairman of The Goldman Sachs Group, Inc., an international investment banking and securities firm. Mr. Hurst is a member of the Executive, Finance and Nominating and Governance Committees of the Board of Directors.
      Mr. McCollough served as Chairman of the Board of Circuit City Stores, Inc., a specialty retailer of consumer electronics and related services, from 2002 until June 2006. He was also Chief Executive Officer of the company from 2002 until his retirement from that position at the end of February 2006, and President of the company from 2002 until 2005. Mr. McCollough is a member of the Compensation and Nominating and Governance Committees of the Board of Directors.
      Mr. Sharp has been Of Counsel to Heckscher, Teillon, Terrill & Sager, a law firm located in West Conshohocken, Pennsylvania, since 1999. He was Of Counsel to Pepper Hamilton LLP, a national law firm headquartered in Philadelphia, Pennsylvania, from 1996 to 1999. Mr. Sharp is a member of the Executive and Compensation Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management” on page 41).

      Mr. Viault was Vice Chairman of General Mills, Inc. with responsibility for General Mills’ Meals, Baking Products, Pillsbury USA and Bakeries and Foodservice businesses until his retirement in 2005. Mr. Viault joined General Mills as Vice Chairman in 1996. Mr. Viault also serves as a director of Safeway Inc., a food and drug retailer in North America, Newell Rubbermaid Inc., a consumer products company, and Cadbury Schweppes, a confectionery and beverage company. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2008 Annual Meeting
Juan Ernesto de Bedout, 62	Group President Latin American Operations, Kimberly-Clark Corporation	2000
Ursula O. Fairbairn, 64	President and Chief Executive Officer, Fairbairn Group LLC	1994
Barbara S. Feigin, 69	Consultant	1987
Mackey J. McDonald, 60	Chairman of the Board and Chief Executive Officer of VF	1993
Eric C. Wiseman, 51	President and Chief Operating Officer of VF	2006

      Mr. de Bedout has served as Group President of Latin American Operations for Kimberly-Clark Corporation, a global health and hygiene company, responsible for business units in Central and South America as well as the Caribbean, since 1999. He is a member of the Audit and Finance Committees of the Board of Directors.
      Mrs. Fairbairn has served as President and Chief Executive Officer, Fairbairn Group LLC, a human resources and executive management consulting company, since April 2005. She served as Executive Vice President — Human Resources & Quality, American Express Co., a diversified global travel and financial services company, from 1996 until her retirement in 2005. Mrs. Fairbairn also serves as a director of Air Products and Chemicals, Inc., Centex Corporation, Circuit City Stores, Inc. and Sunoco, Inc. She is a member of the Executive and Compensation Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management” on page 41).
      Mrs. Feigin has been a Consultant specializing in strategic marketing and branding since 1999. She served as Executive Vice President and Worldwide Director of Strategic Services of Grey Advertising Inc. from 1983 until her retirement from that position in 1999. Mrs. Feigin also serves as a director of Circuit City Stores, Inc. She is a member of the Audit and Nominating and Governance Committees of the Board of Directors.
      Mr. McDonald has served as Chairman and Chief Executive Officer of VF since 1998. He also served as President from 1993 until March 2006. Mr. McDonald was elected a director of VF in 1993 and Chief Executive Officer in 1996. Mr. McDonald joined VF’s Lee division in 1983 and served in various managerial positions with VF’s subsidiaries until 1991 when he was named a VF Group Vice President. Mr. McDonald also serves as a director of Wachovia Corporation and Hershey Foods Corporation. Mr. McDonald is Chairman of the Executive Committee and serves as an ex officio member of the Finance Committee of the Board of Directors.
      Mr. Wiseman has served as President and Chief Operating Officer of VF since March 1, 2006. He was elected a director of VF on October 19, 2006. Mr. Wiseman joined VF in 1995 as Executive Vice President of JanSport, Inc. and has held a progression of leadership roles within and across VF’s coalitions. Mr. Wiseman was named Executive Vice President, Global Brands in May 2005.
CORPORATE GOVERNANCE AT VF
      As provided by the Pennsylvania Business Corporation Law and VF’s By-Laws, VF’s business is managed under the direction of its Board of Directors. Members of the Board are kept informed of VF’s business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing VF’s annual business plan and other materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among the independent directors, those directors meet in regularly scheduled executive sessions without management present. During 2006, the independent directors met in executive session without management present five times. The chairmen of the Nominating and Governance, Compensation, Audit and Finance Committees of the Board preside at meetings or executive sessions of non-management directors on a rotating basis. In April 2006 Mr. Crutchfield, Chairman of the Finance Committee, was selected by the Board to serve as presiding director until VF’s 2007 Annual Meeting of shareholders.
Corporate Governance
      VF’s Board of Directors has a long-standing commitment to sound and effective corporate governance practices. A foundation of VF’s corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. This policy is included in the Board’s written Corporate Governance Principles, which address a number of other important governance issues such as:

•	qualifications for Board membership;

•	mandatory retirement for Board members at age 72;

•	a requirement that directors offer to submit their resignation for consideration upon a substantial change in principal occupation or business affiliation;

•	Board leadership;

•	committee responsibilities;

•	Board consideration of majority shareholder votes;

•	authority of the Board to engage outside independent advisors as it deems appropriate;

•	succession planning for the chief executive officer; and

•	annual Board self-evaluation.
      In addition, the Board of Directors has for many years had in place formal charters stating the powers and responsibilities of each of its committees.
      The Board’s Corporate Governance Principles, the Audit, Nominating and Governance, Compensation and Finance Committee charters, code of business conduct and ethics applicable to the principal executive officer, the principal financial officer, and the principal accounting officer as well as other employees and all directors of VF, and other corporate governance information are available on VF’s web site (www.vfc.com) and will be provided free of charge to any person upon request directed to the Secretary of VF at P.O. Box 21488, Greensboro, North Carolina 27420. Anyone wishing to communicate directly with one or more members of the Board of Directors or with the non-management members of the Board of Directors as a group (including the directors who preside at meetings or executive sessions of non-management directors) may contact the Chairman of the Nominating and Governance Committee, c/o the Secretary of VF at the address set forth in the preceding sentence, or call the VF Ethics Helpline at 1-877-285-4152 or send an email message to corpgov@vfc.com. The Secretary forwards all such communications, other than frivolous communications and advertisements, to the Chairman of the Nominating and Governance Committee.
      Management has reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, and the related rules of the Securities and Exchange Commission and the New York Stock Exchange Listing Standards regarding corporate governance policies and procedures. We believe that the Board’s Corporate Governance Principles and committee charters meet these requirements.
Related Party Transactions
      Since the beginning of VF’s last fiscal year, no financial transactions, arrangements or relationships, or any series of them, was disclosed or proposed through VF’s processes for review, approval or ratification of transactions with related persons in which (i) VF was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any person who was a director, nominee for director, executive officer or 5% owner of the stock of VF, or an immediate family member of any such person.
      The VF Code of Business Conduct prohibits any associate, including officers and directors, of VF from owning any interest in (excluding publicly-traded securities) or having any personal contract or agreement of any nature with suppliers, contractors, customers or others doing business with VF that might tend to influence a decision with respect to the business of VF. Each of the Chief Executive Officer and senior financial officers must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest, and the General Counsel must notify the Nominating and Governance Committee of any such disclosure. Conflicts of interests involving the General Counsel must be disclosed to the Chief Executive Officer, and the Chief Executive Officer must notify the Nominating and Governance Committee of any such disclosure.
      In addition, all directors and persons subject to reporting under Section 16 of the Rules and Regulations under the Securities Exchange Act of 1934 are required to disclose any transaction between them, entities they own an interest in, or their immediate family members, and VF (other than transactions available to all employees generally or transactions of less than $100,000 in value) to the General Counsel. The General Counsel presents any items disclosed by any director to the full Board of Directors, and any item disclosed by an officer to the Nominating and Governance Committee.
Board of Directors
      In accordance with VF’s By-Laws, the Board of Directors has set the number of directors at 13. Eleven of VF’s directors are non-employee directors. The Board considered transactions and relationships between each director and members of his or her immediate family and VF and determined that 11 of VF’s 13 directors are free of any material relationship with VF, other than their service as directors, and are “independent” directors both under the New York Stock Exchange Listing Standards and the categorical standards adopted by the Board that are part of the Corporate Governance Principles and are attached hereto as Appendix A.
      The Board determined that Mrs. Fairbairn and Mrs. Feigin and Messrs. Crutchfield, de Bedout, Fellows, Hesse, Hurst, McCollough, Otis, Sharp and Viault are independent directors, and that Mr. McDonald and Mr. Wiseman are not independent directors.
      During 2006, VF’s Board of Directors held eight meetings. Under VF’s Corporate Governance Principles, directors are expected to attend all meetings of the Board, all meetings of committees of which they are members and the annual meetings of shareholders. Every member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served, and every member of the Board attended the annual meeting of shareholders in 2006.
Board Committees and Their Responsibilities
      The Board has Executive, Audit, Finance, Nominating and Governance, and Compensation Committees. The Board has determined that each of the members of the Audit, Nominating and Governance and Compensation Committees is independent. Each of these committees is governed by a written charter approved by the Board of Directors. Each is required to perform an annual self-evaluation and each committee may engage outside independent advisors as the committee deems appropriate. A brief description of the responsibilities of the Audit, Finance, Nominating and Governance and Compensation Committees follows.

      Audit Committee: The Audit Committee monitors and makes recommendations to the Board concerning the financial policies and procedures to be observed in the conduct of VF’s affairs. Its duties include:

•	selecting the independent registered public accounting firm for VF;

•	reviewing the scope of the audit to be conducted by the independent registered public accounting firm;

•	meeting with the independent registered public accounting firm concerning the results of their audit and VF’s selection and disclosure of critical accounting policies;

•	reviewing with management and the independent registered public accounting firm VF’s annual and quarterly statements prior to filing with the Securities and Exchange Commission;

•	overseeing the scope and adequacy of VF’s system of internal accounting controls;

•	preparing a report to shareholders annually for inclusion in the proxy statement; and

•	serving as the principal liaison between the Board of Directors and VF’s independent registered public accounting firm.
      As of the date of this proxy statement, the members of the Committee are Messrs. Fellows (Chairman), de Bedout, Otis and Viault and Mrs. Feigin. The Committee held nine meetings during 2006. The Board of Directors has determined that all of the members of the Committee are independent as independence for audit committee members is defined in the New York Stock Exchange Listing Standards and the Securities and Exchange Commission regulations and are financially literate. The Board of Directors has further determined that Messrs. Fellows, Otis and Viault qualify as “audit committee financial experts” in accordance with the definition of “audit committee financial expert” set forth in the Securities and Exchange Commission regulations and have accounting and related financial management expertise within the meaning of the Listing Standards of the New York Stock Exchange. Messrs. Fellows, Otis and Viault acquired those attributes through acting as or actively overseeing a principal financial officer or principal accounting officer of a public company. Each of them has experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements in their roles as chairman and chief executive officer, vice chairman or president of a public company. In addition to his service as vice chairman of General Mills, Mr. Viault acted as chief financial officer of General Mills for two years and currently serves on the audit committee of another public company.
      Finance Committee: The Finance Committee monitors and makes recommendations to the Board concerning the financial policies and procedures of VF. The responsibilities of the Committee include reviewing and recommending to the Board actions concerning:

•	dividend policy;

•	changes in capital structure, including debt or equity issuances;

•	the financial aspects of proposed acquisitions or divestitures; and

•	VF’s annual capital expenditure budgets and certain capital projects.
      As of the date of this proxy statement, the members of the Committee are Messrs. Crutchfield (Chairman), de Bedout, Hesse and Hurst. Mr. McDonald serves as an ex officio member of the Committee. The Committee held five meetings during 2006.
      Nominating and Governance Committee: The responsibilities of the Nominating and Governance Committee include:

•	screening potential candidates for director and recommending candidates to the Board of Directors;

•	recommending to the Board a succession plan for the Chairman of the Board and Chief Executive Officer; and

•	reviewing and recommending to the Board governance policies and principles for VF.
      The Committee generally identifies nominees for director by engaging a third party search firm whose function is to assist in the identification of potential nominees. The search firm is paid a fee for its services. Candidates are selected for their character, judgment, business experience and acumen. Board members are selected to represent all shareholders and not to represent any particular constituency. The Committee will consider suggestions received from shareholders regarding nominees for election as directors, which should be submitted to the Secretary of VF. If the Committee does not recommend a nominee proposed by a shareholder for election as a director, then the shareholder seeking to propose the nominee would have to follow the formal nomination procedures set forth in VF’s By-Laws. VF’s By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder’s intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not less than 150 days prior to the date of the annual meeting or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Committee’s policy with regard to consideration of any potential director is the same for candidates recommended by shareholders and candidates identified by other means. As of the date of this proxy statement, the members of the Committee are Mrs. Feigin (Chairman) and Messrs. Fellows, Hurst, McCollough, Otis and Viault. The Committee held four meetings during 2006.
      Compensation Committee: The Compensation Committee has the authority to discharge the Board’s responsibilities relating to compensation of VF’s executives, review and make recommendations to the Board concerning compensation and benefits for key employees, and review and make recommendations to the Board concerning VF’s executive organizational structure. The responsibilities of the Compensation Committee include:

•	reviewing and approving VF’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	annually reviewing the performance evaluations of the other executive officers of VF;

•	annually recommending to the Board the salary of each executive officer of VF above the level of Vice President;

•	making recommendations to the Board with respect to incentive compensation-based plans and equity-based plans;

•	periodically reviewing all VF’s compensation and benefit plans insofar as they relate to key employees to confirm that such plans remain equitable and competitive;

•	administering and interpreting VF’s employee incentive compensation plans, in accordance with the terms of each plan;

•	preparing a report to shareholders annually for inclusion in the proxy statement; and

•	periodically reviewing and recommending to the Board compensation to be paid to non-employee directors.
      The Committee has the authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer and senior executive compensation. The Committee has retained Towers Perrin as its outside compensation consultant to assist the Committee in accomplishing its objectives. In addition, the Chief Executive Officer and Chief Operating Officer make recommendations to the Committee regarding compensation for executives reporting directly to them. The Committee has the authority to form and delegate authority to subcommittees as it deems appropriate. The role of the Committee, the compensation consultant and management in executive compensation is discussed in further detail in the Compensation Discussion and Analysis beginning on page 15. The members of the Committee are Mrs. Fairbairn (Chairman) and Messrs. Crutchfield, Hesse, McCollough and Sharp. The Committee held five meetings during 2006.

Compensation Committee Interlocks and Insider Participation
      None of the members of the Compensation Committee (i) has ever been an officer or employee of VF, (ii) had any relationship requiring disclosure by VF under the rules and regulations established by the Securities and Exchange Commission, or (iii) is an executive officer of another entity at which one of VF’s executive officers serves on the board of directors.

Committee Membership and Number of Meetings Held

Nominating and
	Audit	Compensation	Governance	Finance
Director	Committee	Committee	Committee	Committee

Edward E. Crutchfield		Member		Chairman

Juan Ernesto de Bedout	Member			Member

Ursula O. Fairbairn		Chairman

Barbara S. Feigin	Member		Chairman

George Fellows	Chairman		Member

Daniel R. Hesse		Member		Member

Robert J. Hurst			Member	Member

W. Alan McCollough		Member	Member

Clarence Otis, Jr.	Member		Member

M. Rust Sharp		Member

Raymond G. Viault	Member		Member

Number of Meetings	9	5	4	5

Directors’ Compensation
      The components of directors’ compensation are cash retainer, committee fees and equity-based grants. Effective January 1, 2007, each director other than Mr. McDonald and Mr. Wiseman receives an annual retainer of $45,000, payable in quarterly installments, plus a fee of $1,500 for each Board meeting attended. Each director who serves on a committee is paid $1,500 for each meeting attended. Each director serving as chairman of a committee also receives an additional retainer of $7,500 per year (increased from $5,000 in 2006 ). Each director is paid $1,000 per day for special assignments in connection with Board or committee activity as designated by the Chairman of the Board. Travel and lodging expenses are reimbursed. Mr. McDonald and Mr. Wiseman, the only directors who are also employees of VF, do not receive any compensation in addition to their regular compensation for attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her retainer and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Seven directors elected to defer compensation in 2006. VF does not provide pension, medical or life insurance benefits to its non-employee directors. Directors traveling on VF business are covered by VF’s business travel accident insurance policy which generally covers all VF employees and directors.
      In order to link compensation of directors to VF’s stock performance, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units) under VF’s 1996 Stock Compensation Plan. In 2007, non-employee directors received options to purchase 5,800 shares of VF Common Stock (unchanged from 2006). Such options have an exercise price equal to fair market value of a share of VF Common Stock at the date of grant, have a stated term of ten years and become exercisable one year after the date of grant. Options are exercisable only so long as the optionee remains a director of VF except that, subject to earlier expiration of the option term, options are not forfeited and are exercisable for 36 months after the director’s retirement, death or termination due to disability. It is VF’s policy to strongly encourage stock ownership by VF directors to closely align the interests of management and shareholders. Accordingly, directors are expected to accumulate, over a specific period of time, and then retain, shares having a fair market value equal to three times their annual retainer.
      Directors are encouraged to attend formal training programs in areas relevant to the discharge of their duties as directors. VF reimburses expenses incurred by directors attending such programs.
      Each director is eligible to participate in VF’s matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year. This program is available to all VF employees and directors.

      The following table lists 2006 compensation for all non-employee directors of VF:

	Fees Earned or		All Other
Director	Paid in Cash ($)	Option Awards[1]	Compensation[2]	Total

Edward E. Crutchfield	$77,000	$69,852	$10,000	$156,852

Juan Ernesto de Bedout	78,000	69,852	10,000	157,852

Ursula O. Fairbairn	69,500	69,852	-0-	139,352

Barbara S. Feigin	81,500	69,852	1,450	152,802

George Fellows	80,000	69,852	-0-	149,852

Daniel R. Hesse	67,500	69,852	3,000	140,352

Robert J. Hurst	70,500	69,852	10,000	150,352

W. Alan McCollough	70,500	69,852	-0-	140,352

Clarence Otis, Jr.	72,000	69,852	10,000	151,852

M. Rust Sharp	64,500	69,852	-0-	134,352

Raymond G. Viault	76,500	69,852	-0-	146,352

[1]	Each Director was awarded options to purchase 5,800 shares of VF Common Stock on February 10, 2006. The date of the award in 2006 was the same date as the annual awards of options to executives. The value in this column is the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123(R) and is the full value of the award in accordance with FAS 123(R). The following options to purchase shares of VF Common Stock were outstanding at the end of the year for each non-employee Director: Edward E. Crutchfield, 5,800; Juan Ernesto de Bedout, 30,400; Ursula O. Fairbairn, 44,800; Barbara S. Feigin, 44,800; George Fellows, 44,800; Daniel R. Hesse, 35,200; Robert J. Hurst, 44,800; W. Alan McCollough, 30,400; Clarence Otis, Jr., 16,000; M. Rust Sharp, 44,800; and Raymond G. Viault, 20,800.

[2]	The amounts in this column reflect matching contributions under VF’s charitable matching gift program.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
      This Compensation Discussion and Analysis provides an overview of VF’s compensation program, compensation philosophy and objectives, the components of executive compensation, and executive stock ownership.
Overview of Compensation Program
      The goals of VF’s Executive Compensation Program (the “Program”) are:

•	To attract and retain highly competent executives;

•	To provide incentives for achieving and exceeding VF’s short-term and long-term financial goals; and

•	To align the financial objectives of VF’s executives with those of its shareholders, both in the short and the long term.

The Compensation Committee
      VF’s Compensation Committee, composed entirely of independent directors, administers the Program. The Committee’s responsibilities are defined by its charter. The Committee is responsible for reviewing and approving VF’s goals and objectives relevant to the Chief Executive Officer’s compensation and setting his compensation level, as well as annually reviewing the performance of the other named executive officers of VF and administering and interpreting VF’s employee incentive compensation plans in accordance with the terms of each plan. The Compensation Committee is responsible for reviewing all components of the Program annually.
      The Committee has retained an outside compensation consultant, Towers Perrin, to assist the Committee in accomplishing its objectives. The Committee has requested that a representative of Towers Perrin attend all meetings and executive sessions of the Committee, and a representative of Towers Perrin did attend all meetings of the Committee in 2006.

Management’s Role in the Compensation Setting Process
      As requested by the Committee, management is responsible for providing the outside compensation consultant with information to facilitate the consultant’s role in advising the Committee and preparing information for each Committee meeting. The Vice President — Human Resources and the Chief Executive Officer work with the Committee Chairman to prepare the agenda for each meeting, provide information on VF’s strategic objectives to the Committee and make recommendations to the Committee regarding business performance targets and objectives. Based on management’s evaluation of the industry-related companies with which VF is most likely to compete for top executives, management also recommends the industry group of apparel/retail companies considered by the Compensation Committee in its process of establishing compensation targets. In addition, the Chief Executive Officer and Chief Operating Officer make recommendations to the Committee regarding compensation for executives reporting directly to them.
Compensation Philosophy and Objectives
      The Program incorporates three compensation objectives. The Program aims to:

1. Offer total compensation that is competitive with other large U.S.-based companies with which VF may compete for executive talent;

2. Provide annual incentives to executives based on corporate and individual performance; and

3. Maximize long-term total shareholder return by providing executives with incentives tied to stock ownership and value, thus aligning the interests of shareholders and executives.
      VF balances each of the Program’s objectives by establishing target compensation levels for executive pay to motivate executives to achieve VF’s business goals and reward them for achieving these goals. These levels are achieved through a combination of the following elements of total direct compensation:

•	Base salary,

•	Annual cash incentive awards, and

•	Long-term equity incentive awards consisting of

•	performance-contingent restricted stock units (“RSUs”), and

•	stock options.

Competitive Compensation Targets
      The Committee used information provided by its outside compensation consultant regarding the consultant’s executive compensation database, which includes executive compensation data for over 800 large U.S.-based companies (the “Comparison Group”), to establish compensation targets for 2006. Due to significant variance in size among the companies in the Comparison Group, the compensation consultant used regression analysis to adjust the compensation data for differences in revenues among the companies. In addition, the Committee evaluated information regarding an industry group of publicly-traded apparel/ retail companies recommended by management (collectively, the “Industry Group”) to assure the Committee that the compensation targets were reasonable as compared to companies identified by management as representative of those most likely to compete with VF for executive talent. The companies that comprised VF’s Industry Group in 2006 were The Gap, Inc., Jones Apparel Group, Inc., Kellwood Company, Limited Brands, Inc., Liz Claiborne, Inc., NIKE, Inc., Polo Ralph Lauren Corporation, Quiksilver, Inc., The Talbots, Inc., The Timberland Company, and Phillips-Van Heusen Corporation. Half of the companies in the Industry Group, together with VF, comprised half of all the companies within the S&P Apparel, Accessories and Luxury Goods Index for 2006.
      The Compensation Committee sets total direct compensation (base salary, target annual cash incentive awards and target long-term equity incentive award values) for senior executives generally between the 50th and 75th percentile of VF’s Comparison Group. The Committee believes that VF must set total direct compensation targets for VF’s senior executives within this range to be competitive. The Committee targets total direct compensation for each VF executive officer to be competitive with compensation paid to executives in comparable positions within VF’s Comparison Group based on targeted performance goals established by the Committee. Benefits are also set at levels intended to be competitive but are not included in the Committee’s evaluation of total direct compensation.
      The components of the target total direct compensation opportunity for each executive set by the Committee annually are short-term cash compensation (annual base salary and target non-equity incentives) and long-term equity compensation (stock options and RSUs). The Committee allocates between total cash compensation and equity compensation based on the analysis provided by the compensation consultant to be competitive with VF’s Comparison Group and Industry Group. The Committee also considers historical compensation levels, relative compensation levels among VF’s senior executives, and VF’s corporate performance as compared to performance of companies in VF’s Industry Group.

Balance of Base Salary and At-Risk Components
      VF’s philosophy is that a significant portion of each executive’s total direct compensation should be at-risk, meaning based on VF’s financial performance. The at-risk components of total compensation targets are annual cash incentives and long-term equity compensation. The at-risk portion of total compensation is progressively greater for higher level positions.
      VF intends to continue this strategy of compensating its executives through programs that emphasize performance-based incentive compensation by linking executive compensation to VF’s performance. Furthermore, the compensation will be structured to appropriately balance between the long-term and short-term performance of VF, and between VF’s financial performance and shareholder return.

Total Compensation Review
      The Compensation Committee has established a practice of annually reviewing each component of VF’s top executives’ compensation and the Committee performed this review in 2006. The Committee reviewed the dollar amounts affixed to all components of the executives’ 2006 compensation, including current cash compensation (base salary and non-equity incentive plan payments), long-term incentive compensation (RSUs and stock options), the dollar value to the executive and the cost to VF of all perquisites and other personal benefits, payout obligations under VF’s pension plan, payout obligations under VF’s Supplemental Executive Retirement Plan (“SERP”), aggregate balances under VF’s deferred compensation plans, and projected payout obligations under several termination-of-employment scenarios, including termination with and without cause and termination after a change in control of VF.
Components of Total Direct Compensation

Base Salary
      Base salary of the named executive officers is designed to compensate executives for their level of responsibility, skills, experience and sustained individual contribution. Base salary is intended to be competitive as compared to salary levels for equivalent executive positions at companies in VF’s Comparison Group and Industry Group. The Committee believes that a competitive base salary provides the foundation for the total compensation package required to attract, retain and motivate executives in alignment with VF’s business strategies.
      Target salary ranges and individual salaries for the named executive officers are reviewed by the Committee annually, as well as at the time of a promotion or other change in responsibilities. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contribution, current compensation, tenure, market data provided by the Committee’s outside compensation consultant, VF’s salary budget and labor market conditions.
      Each named executive officer is evaluated annually based on several components: key job responsibilities, key accomplishments and annual goals and objectives. The resulting performance evaluations are presented to the Committee to be utilized in assessing each component of total compensation for each executive.
      The following chart sets forth the named executive officers’ salaries that were set during 2005 and 2006:

			Percentage Increase
Executive	2005 Base Salary	2006 Base Salary	from 2005

Mr. McDonald	1,100,000	$1,140,000	3.6%

Mr. Wiseman*	575,900	$700,000	21.5%

Mr. Shearer	514,400	$540,000	5.0%

Mr. Derhofer	514,700	$550,000	6.9%

Ms. Cummings	388,200	$412,000	6.1%

*	On March 1, 2006, the VF Board of Directors elected Mr. Wiseman President and Chief Operating Officer of VF. In connection with Mr. Wiseman’s election, his base salary was increased to $700,000.
     Base salary increases for each executive officer were based on (i) the Committee’s assessment of the individual’s performance, (ii) the market rate for the individual’s position provided by the Committee’s outside compensation consultant, and (iii) VF’s overall merit increase budget for salaries of senior employees.

Annual Cash Incentives
      VF has a cash incentive plan for the named executive officers, the VF Executive Incentive Compensation Plan (“EIC Plan”). The EIC Plan focuses executive attention on annual VF performance as measured by pre-established goals. The incentives are designed to motivate VF’s executives by providing payments for achieving and exceeding goals related to VF’s annual business plan.
      Under the EIC Plan, performance goals are set each year by the Committee. The outside compensation consultant provides information based on its analysis of competitive external market data of the Comparison Group to assist the Committee in establishing targeted dollar amounts to award each named executive under the EIC Plan. The Committee establishes each executive’s targeted annual incentive opportunity under the EIC Plan, generally based on a fixed percentage of the mid-point of each executive’s salary grade, after consideration of the information provided by the compensation consultant and the recommendations of the Chief Executive Officer, as well as internal pay equity among the executives. Depending upon the level of achievement of each of the performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each EIC Plan participant. The maximum potential individual award is $3,000,000 plus the amount of the participant’s unused annual limit as of the close of the prior year. For the years 2004, 2005 and 2006, levels of achievement under the EIC Plan were 171%, 134% and 134%, respectively, of the targeted incentive opportunity. The Committee may exercise discretion to reduce awards under the EIC Plan generally or for any individual participant.

      While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the EIC Plan reflecting its subjective assessment of the value of accomplishments of VF’s executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.
      Performance Goals. In 2006, performance goals for the EIC Plan were set by the Committee based on criteria and weighting recommended by management and were designed to support achievement of VF’s financial goals, including achievement of growth in earnings per share and sales. The performance goals set by the Committee in 2006 were based on the following objectives and weighting:

Objective	Weighting

VF’s reported earnings per share (excluding the effects of extraordinary and non-recurring items and required changes in accounting policies)	75.0%

Net sales of existing businesses	12.5%

Net sales of recent acquisitions	12.5%

      In February 2006, the Compensation Committee set the target awards for the named executive officers for the fiscal year 2006. These awards are set forth on the Grants of Plan-Based Awards table on page 28. In February 2006, for purposes of the EIC Plan, the Compensation Committee set the target level for earnings per share at $4.86 (excluding the effects of extraordinary and non-recurring items and required changes in accounting policies), and set targets for net sales growth of organic businesses and net sales of acquired businesses.
      Based on VF’s actual performance in 2006, in February 2007 the Committee determined that the level of achievement under the EIC Plan was 134% of the targeted incentive opportunity for 2006. The actual payments made to the named executive officers under the EIC Plan are set forth in the Non-Equity Incentive Plan column of the Summary Compensation Table on page 26.

Long-Term Incentives: Awards of Restricted Stock Units (“RSUs”), Stock Options and Restricted Stock
      The Committee believes that long-term equity incentive awards are an effective way to link executive compensation to VF’s performance. Long-term equity incentive awards of stock options (under the VF 1996 Stock Compensation Plan (the “Stock Plan”)) and RSUs (under VF’s 2004 Mid-Term Incentive Plan implemented under the Stock Plan) are granted annually in order to promote the achievement of VF’s long-term strategic business objectives. The value of the RSU awards is based on the stock price on the date of grant and the value of the stock option awards is determined using a binomial option pricing model. The dollar value of an executive’s long-term incentive target is apportioned approximately equally between stock option and RSU awards. The values of the individual grants of RSU and stock options generally increase commensurate with the level of responsibility of the executive officer.

Restricted Stock Units
      Under VF’s Mid-Term Incentive Plan, executives are awarded RSUs that give them the opportunity to earn shares of VF Common Stock for performance achieved over three-year cycles. RSUs provide long-term incentive compensation for executives with the objectives of providing a focus on long-term value and increasing stock ownership. RSUs are designed to align the interests of VF’s executives with those of shareholders by encouraging the executives to enhance the value of VF through accomplishment of the performance goals set by the Committee. In addition, through three-year performance periods, this component of the compensation Program is designed to create an incentive for individual executives to remain with VF.
      The actual number of shares paid out for the three-year performance cycle is determined by multiplying the target number of RSUs by the average level of achievement of the performance goals established annually by the Committee under the EIC Plan during the three years of the performance period, plus an additional number of shares equal to the dollar value of the dividends that would have accrued (without compounding). Actual awards (excluding dividends) may range from 0% to 200% of the targeted incentive.
      In February 2007, the Committee determined that the level of achievement of the goal for the three-year period 2004 through 2006 was 146%, determined by averaging the achievement of the goals under the EIC Plan for the three years, 2004 (171%), 2005 (134%) and 2006 (134%).
      The RSU payout made in February 2007 for the 2004-2006 performance period is set forth on the Option Exercises and Stock Vested Table on page 32. The RSU target awards to the executive officers made in February 2006 for the 2006-2008 performance period are set forth in the Grants of Plan Based Awards Table on page 28.

Stock Options
      Stock options awarded under the Stock Plan are intended to align executives’ and shareholder interests and focus executives on attainment of VF’s long-term goals. Stock options provide executives with the opportunity to maintain an equity interest in VF and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with VF and promote shareholder returns. The Committee determines a value of options awarded to executive officers as a component of the total targeted compensation.
      Non-qualified stock options have a term of not greater than ten years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Plan, options generally remain exercisable for the period severance payments are made (if any) in the case of involuntary termination of employment, and for 36 months after death or retirement or termination of employment due to disability. In addition, upon a change in control of VF, vesting of the options is accelerated and all of the options become exercisable by the executives.
      Stock options are typically granted annually in February under the Stock Plan. Because the Compensation Committee meets one or two days before the release of VF’s earnings for the prior fiscal year and guidance for the following year, the Committee’s practice with respect to the award of stock options under the Stock Plan is to establish the date of grant of the options three business days after the earnings release so that the earnings information can be absorbed by the financial markets. The Committee acted on February 6, 2006, to establish the grant date for the options on February 10, 2006. Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined in the Stock Plan as the average of the reported high and low sales price of the Common Stock on the date of grant.
      Stock option awards made to the named executive officers during 2006 are listed on the Grants of Plan-Based Awards table on page 28.

Restricted Stock
      Awards of restricted stock are made by the Committee from time to time to attract or retain key executives and are designed to reward long-term employment with VF. Awards of restricted stock under the Stock Plan are not part of regular annual compensation. The decision to award restricted stock and the amount of any particular award of restricted stock are determined in consultation with the outside compensation consultant.
      On March 1, 2006, the VF Board of Directors elected Mr. Wiseman President and Chief Operating Officer of VF. In connection with Mr. Wiseman’s election, he was awarded 25,000 shares of restricted stock. The restricted stock will vest in 2011 but is subject to forfeiture if Mr. Wiseman leaves VF voluntarily or his employment is terminated by VF for any reason prior to that date. The award of restricted stock is intended to further align Mr. Wiseman’s and shareholder interests, as well as to provide Mr. Wiseman with a long-term incentive to remain employed with VF. The Committee determined the form and amount of the award with the advice of its outside compensation consultant to be competitive with compensation awarded to executives in equivalent positions within VF’s Comparison Group and Industry Group. Dividends that accrue on shares of restricted stock are invested in additional shares of stock that are subject to the same restrictions as the original award.
Retirement and Other Benefits

Pension Benefits
      VF sponsors and maintains the VF Corporation Pension Plan, a tax-qualified defined benefit plan that covers most of VF’s domestic employees who were employed by VF on or before December 31, 2004, including the named executive officers. The purpose of the Pension Plan is to provide retirement and certain other benefits for those employees who qualify for such benefits under the provisions of the Pension Plan. The pension plan is discussed in further detail under the caption “Pension Benefits” on page 32.

Supplemental Executive Retirement Plan
      VF’s named executive officers participate in a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded, non-qualified plan for eligible participants primarily designed to restore benefits lost under the VF Corporation Pension Plan due to the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code (the “Code”). In addition, from time to time, the Committee has made a determination with respect to particular executives to supplement the Pension Plan benefits of those executives whose tenure may be relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service. VF believes the SERP assists VF in retaining key executives. The Pension Plan and the SERP cover most of VF’s domestic employees who were employed by VF on or before December 31, 2004 and, therefore, no executives hired after January 1, 2005 have been eligible to participate in the Pension Plan or the SERP.

Nonqualified Deferred Compensation
      VF senior executives, including the named executive officers, have been permitted to defer compensation and receive matching credits under the VF Corporation Executive Deferred Savings Plan. This plan enables executives to save for retirement in a tax-effective way. Nonqualified deferred compensation is discussed in further detail under the caption “Nonqualified Deferred Compensation” on page 35.

Change-in-Control Agreements
      VF has entered into Change-in-Control Agreements (the “Agreements”) with the named executive officers that provide the executives with certain severance benefits in the event their employment with VF is terminated by VF or by the executive for good reason, as defined in the Agreements, subsequent to a change in control of VF. The Agreements are to reinforce and encourage the continued attention and dedication of such executives to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of VF. VF believes that change-in-control arrangements are an important component of a competitive compensation package necessary to attract and retain qualified senior executives.
      As described and quantified below in the “Potential Payments Upon Change in Control, Retirement or Termination of Employment” section on page 36, the Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive’s employment with VF ceases. VF may not terminate the Agreements (i) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a change in control of VF or (ii) within a specified period of time after a change in control of VF occurs. Severance benefits payable to the named executive officers include the lump sum payment of an amount equal to 2.99 times the sum of the executive’s current annual salary plus the highest amount of cash incentive awarded to the executive during the five fiscal years ending prior to the date on which the executive’s employment is terminated following a change in control of VF.
      There are no limitations on the total payments to be made to an executive in the event of termination of employment upon a change in control of VF to prevent such payments from constituting excess “parachute payments” (as that term is defined in the Code). Executives other than Mr. McDonald also receive additional payments under the Agreements to reimburse them for any increased excise taxes, as well as other increased taxes, penalties and interest resulting from any payments under the Agreements by reason of such payments being treated as excess parachute programs.
      Under the terms of the Agreements, the executives would also be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and restricted stock units, lump sum payments under the VF SERP, and continued life and medical insurance for specified periods after termination. Upon a change in control of VF, VF also will pay all reasonable legal fees and related expenses incurred by the executive as a result of the termination of his or her employment or in obtaining or enforcing any right or benefit provided by the Agreements.
Preservation of Deductibility of Compensation
      Section 162(m) of the Code limits the deductibility by VF for Federal income tax purposes of compensation in excess of $1 million paid to named executive officers, unless certain requirements are met. Stock options and certain performance-based awards under the 1996 Stock Compensation Plan are designed to meet these requirements as are annual payments under VF’s EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interest of shareholders; however, tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to set salaries and grant awards based on the Board’s assessment of individual performance and other relevant factors. Such salaries and awards may not meet the requirements for full deductibility of Section 162(m). In making compensation decisions the Board takes into consideration any potential loss of deductibility. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.
Executive Stock Ownership Guidelines
      It is VF’s policy to strongly encourage stock ownership by VF senior management. This policy closely aligns the interests of management with those of shareholders. Senior executives are subject to share ownership guidelines that require them to accumulate, over a five year period, and then retain, shares of VF Common Stock having a market value ranging from one to five times annual base salary, depending upon the position. The Chief

Executive Officer and the other named executive officers are required to accumulate VF Common Stock having market values as follows:

Share Ownership Guidelines

Officer	VF Common Stock having a market value of

Chief Executive Officer	Five times annual base salary

Chief Operating Officer	Four times annual base salary

Senior Vice Presidents	Three times annual base salary

Vice President-Administration and General Counsel	Two times annual base salary

      An executive has five years to reach the target. If an executive’s guideline increases because of a tier change or salary increase, a new five-year period to achieve the incremental guideline begins with each such change. Once achieved, the ownership of the guideline amount should be maintained for as long as the executive is subject to the guideline.
      Credit will be given for direct holdings by the executive or an immediate family member residing in the same household, equity incentive plan share deferrals, shares held through executive deferred savings and 401(k) plans and restricted stock. No credit will be given for shares of stock beneficially-owned by someone other than the executive or immediate family member residing in the same household, unexercised stock options, or other similar forms of ownership of stock. Shares held in trust shall be reviewed for credit by the Committee.
      Until a senior executive has met the targeted ownership level, whenever he or she exercises a stock option, he or she must retain shares equal to 50% of the after-tax value of each option exercised.
      Each of the named executive officers has met the target for executive stock ownership that is applicable to him or her.

COMPENSATION COMMITTEE REPORT
      The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Committee’s outside compensation consultant. Based on the foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and VF’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.
Ursula O. Fairbairn, Chairman
Edward E. Crutchfield
Daniel R. Hesse
W. Alan McCollough
M. Rust Sharp
SUMMARY COMPENSATION TABLE

						Change
						in Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	($)	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	Total
								($)

Mackey J. McDonald Chairman and Chief Executive Officer	2006	$1,140,000	$4,677,251	$3,289,650	$1,527,600	$1,722,600	$80,510	$12,437,611

Eric C. Wiseman President and Chief Operating Officer	2006	687,500	1,512,142	1,188,936	804,000	396,600	99,362	4,688,540

Robert K. Shearer Senior Vice President and Chief Financial Officer	2006	540,000	887,841	1,136,352	487,300	763,000	50,941	3,865,434

George N. Derhofer Senior Vice President — Global Operations	2006	550,000	937,260	808,343	521,500	260,900	51,503	3,129,506

Candace S. Cummings Vice President — Administration, General Counsel and Secretary	2006	412,000	518,160	432,595	358,300	391,500	50,176	2,162,731

[1]	Awards of performance-based restricted stock units (“RSUs”) for the three-year performance periods of 2004 through 2006, 2005 through 2007, and 2006 through 2008 were made to each of the named executive officers in February 2004, February 2005 and February 2006, respectively, under the Mid-Term Incentive Plan described in footnote 4 to the Grants of Plan-Based Awards Table on page 28. Based on the performance of VF during the three-year cycle, awards are paid out after the end of the three-year cycle. The amounts shown for the RSUs in this column are the expense amounts recognized for these awards for financial statement reporting purposes in 2006 in accordance with Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment (“FAS 123(R)”). There can be no assurance that the FAS 123(R) amounts will ever be realized. Dividends (without compounding) accrue on these RSUs. Dividends are paid on the RSUs when the awards are paid out at the dividend rate applicable to all outstanding shares of VF Common Stock as though the recipient held the shares for the period of time beginning on the date of award. Dividends are paid in additional shares of stock calculated by dividing the accrued dividends by the average of the high and low share price on the date the award is paid out. Also included in this column for Mr. McDonald is $274,000, the expense amount recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) with respect to 10,000 RSUs awarded by the Compensation Committee on February 7, 2005 that vested on February 7, 2007. Also included in this column for Mr. Wiseman is $228,750, the expense amount recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) with respect to 25,000 shares of restricted stock awarded by the Compensation Committee on March 1, 2006 that vest on March 1, 2011, provided Mr. Wiseman remains employed by VF. Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award.

[2]	Options to purchase shares of VF Common Stock are granted annually to each of the named executive officers under the Stock Plan. The terms of options granted under the Stock Plan are described in footnote 1 to the Outstanding Equity Awards at Fiscal Year End Table on page 30. Stock options vest over three years of continuous service after the date of grant and expire ten years after the date of grant. The value of the option award in this column is the expense amount recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) and was estimated using a lattice option pricing valuation model, which incorporates a range of assumptions for inputs between the grant date of the option and date of expiration. For those executives who have a minimum of ten years service and have reached age 55 and are therefore eligible to retire, the expense amount recognized for financial statement reporting purposes is the full value of the option on the date of the award. For those executives who are not eligible to retire, the expense of the option is recognized over the vesting period. Options granted to retirement eligible employees also have a lower fair value based on the assumption that the employees will hold the options for a shorter period of time. Mr. Shearer became eligible to retire in 2006 and, therefore, the full value of his 2006 award was recognized in 2006, as well as the residual amounts from previous years’ awards. The assumptions used and the resulting weighted average value of stock options granted during 2006 is summarized in Note P to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006. There can be no assurance that the FAS 123(R) amounts will ever be realized.

[3]	The amounts in this column represent cash awards earned during 2006 under the VF Executive Incentive Compensation Plan described in footnote 3 to the Grants of Plan-Based Awards Table on page 28, the only non-equity incentive plan under which the named executive officers were paid.

[4]	The amounts reported in this column represent the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans). No amounts are included in this column for earnings on deferred compensation because the named executive officers do not receive above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified. The earnings that the executive officers received on deferred compensation are reported in the Nonqualified Deferred Compensation table on page 36.

[5]	All Other Compensation includes the following:

		VF’s Matching
		Contribution to
		Executive			Personal
		Deferred	Financial	Car	Use of	Dues and	Tax-Gross		Relocation
Name	Total	Savings Plan	Planning	Allowance	Aircraft[1]	Subscriptions	Ups		Expense

Mr. McDonald	$80,510	$12,500	$10,900	$23,400	$18,740	$2,247	$12,723	[2]	0

Mr. Wiseman	99,362	$12,500	10,900	23,400	0	0	13,639	[4]	$38,923

Mr. Shearer	50,941	$12,500	10,900	23,400	0	0	4,141	[3]	0

Mr. Derhofer	51,503	$12,500	10,900	23,400	0	0	4,703	[3]	0

Ms. Cummings	50,176	$12,500	10,900	23,400	0	0	3,376	[5]	0

[1]	The cost of the personal use of aircraft was calculated based on the aggregate incremental cost to VF. Aggregate incremental cost is based on an hourly charge for VF’s aircraft that includes fuel, maintenance, ramp fees and landing fees.

[2]	This amount represents tax gross-ups on financial planning, dues and subscriptions and personal use of aircraft.

[3]	These amounts represent tax gross-ups on financial planning and use of aircraft by family or guests accompanying the executive on business flights, for which there is no incremental cost to VF, which is taxable to the executive.

[4]	This amount represents tax gross-ups on relocation expenses and financial planning.

[5]	This amount represents a tax gross-up on financial planning.

GRANTS OF PLAN-BASED AWARDS

												Closing
												Market
									All Other	All Other		Price on
									Stock	Option		Date of
						Estimated Future Payouts			Awards:	Awards:	Exercise	Grant if
		Grant	Estimated Possible Payouts Under			Under Equity Incentive Plan			Number of	Number of	or Base	Greater
		Date for	Non-Equity Incentive Plan Awards[3]			Awards[4]			Shares of	Securities	Price of	Than	Grant Date
		Purposes							Stock or	Underlying	Option	Exercise	Fair Value
	Grant	of Option	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards[2]	Price[2]	of Award
Name	Date[1]	Awards[2]	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)	($)

Mackey J. McDonald	02/06/2006		-0-	$1,140,000	$2,280,000

						-0-	60,300	120,600					$3,334,590	[7]

		02/10/2006								273,000	$56.80	$57.11	3,289,650	[6]

Eric C. Wiseman	02/06/2006		-0-	600,000	1,200,000

						-0-	21,100	42,200					1,166,830	[7]

		02/10/2006								95,800	56.80	57.11	1,518,430	[6]

	03/01/2006								25,000 [5]				1,372,500	[8]

Robert K. Shearer	02/06/2006		-0-	351,000	702,000

						-0-	11,200	22,400					619,360	[7]

		02/10/2006								50,800	56.80	57.11	805,180	[6]

George N. Derhofer	02/06/2006		-0-	389,200	778,400

						-0-	13,200	26,400					729,960	[7]

		02/10/2006								59,800	56.80	57.11	947,830	[6]

Candace S. Cummings	02/06/2006		-0-	267,400	534,800

						-0-	7,900	15,800					436,870	[7]

		02/10/2006								35,900	56.80	57.11	432,595	[6]

[1]	All equity awards are made under the VF Stock Plan. The date the Compensation Committee acted to authorize awards is the grant date for all equity awards other than stock option awards under the Stock Plan, the grant procedures for which are described in footnote 2 below.

[2]	Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined under the Stock Plan as the average of the reported high and low sales price of VF Common Stock on the date of grant. The “date of grant” is the date on which the granting of an award is authorized by the Compensation Committee, unless another date is specified by the Compensation Committee. The Compensation Committee’s policy with respect to the award of stock options under the Stock Plan is to fix the date of grant of the options in February as the third business day after VF announces its earnings for the previously completed fiscal year. In February 2006, the Committee acted on February 6 to establish February 10 as the grant date for the options. The closing price of a share of VF Common Stock on February 10, 2006 was $57.11; the average of the high and low price of a share of VF Common Stock on February 10, 2006 was $56.80 (rounded up to the nearest one-tenth). The date of grant for other stock awards is the date the Compensation Committee authorized the award. The date reported in this column is the grant date for option awards only.

[3]	The amounts in these columns represent the threshold, target and maximum awards under the VF Executive Incentive Compensation Plan (“EIC Plan”). Under the EIC Plan, performance goals are set each year by the Compensation Committee. In 2006, performance goals were based on VF’s reported earnings per share (excluding the effects of extraordinary and non- recurring items and required changes in accounting policies), net sales of existing businesses and net sales of recent acquisitions. Depending upon the level of achievement of each of the performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each EIC Plan participant. For the years 2004, 2005 and 2006, levels of achievement of performance goals under the EIC Plan were 171%, 134% and 134%, respectively, of the targeted incentive opportunity. The amounts actually paid to the executives for 2006 performance is set forth on the Summary Compensation Table on page 26.

[4]	These awards were made to the named executive officers in February 2006 for the three-year performance period of 2006 through 2008 under the Mid-Term Incentive Plan (the “MTIP”), a subplan under the VF Stock Plan. The MTIP gives the executives the opportunity to earn shares of VF Common Stock. Actual pay-out of these shares is determined based on the average level of achievement of the performance goals under the EIC Plan during the three years of the performance period. The EIC Plan performance goals for 2006 are described in footnote 3 above. In order for the named executives to earn Common Stock under this Plan, in addition to meeting the other goals under the Plan, VF must have positive earnings per share throughout the performance period. These awards are forfeitable upon an executive’s termination of employment, except (i) a pro rata portion of the award will be deemed earned in the event of death, disability, or retirement, (ii) a pro rata portion of the award will be deemed earned in the event of a termination of the executive’s employment by VF without cause prior to a change in control, with pro ration based on the part of the performance period in which the executive remained employed plus any period during which severance payments will be made, and (iii) the full award at the higher of target performance or actual performance achieved through the date of termination will be deemed earned in the event of a termination by VF without cause or by the executive for good reason after a change in control of VF. Dividends are paid on the shares awarded under the MTIP. When the awards are paid out, the amount of dividends is calculated at the dividend rate applicable to all outstanding shares of VF Common Stock as though the recipient held the shares for the period of time beginning on the date of grant. The dividends are then paid in additional shares of stock calculated by dividing the accrued dividends by the average of the high and the low price of a share of VF Common Stock on the date the award is paid out. Dividends are not compounded.

[5]	On March 1, 2006, in connection with his election as President and Chief Operating Officer of VF, the Compensation Committee awarded Mr. Wiseman 25,000 shares of restricted stock that vest on March 1, 2011, provided that Mr. Wiseman remains an employee of VF. Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award.

[6]	The fair value on the date of grant of each option award was computed in accordance with FAS 123(R) and was estimated using a lattice option pricing valuation model, which incorporates a range of assumptions for inputs between the grant date of the option and date of expiration. The assumptions used and the resulting weighted average fair value of stock options granted during 2006 is summarized in Note P to VF’s consolidated financial statements included in its Annual Report on form 10-K for the fiscal year ended December 30, 2006.

[7]	The aggregate fair value of the RSUs was computed in accordance with FAS 123(R). Fair value for the RSUs was calculated by multiplying $55.30 per share (the average of the high and the low price of VF Common Stock on the date of the award rounded up to the nearest one-tenth) by the target award.

[8]	The aggregate fair value of Mr. Wiseman’s restricted stock award was computed in accordance with FAS 123(R). Fair value for the restricted stock award was calculated by multiplying $54.90 per share (the average of the high and the low price of VF Common Stock on the date of award) by the number of shares of restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]				Stock Awards

								Equity Incentive
								Plan Awards:
							Equity	Market
							Incentive Plan	or Payout
							Awards:	Value of
					Number of	Market	Number of	Unearned
					Shares or	Value of	Unearned	Shares,
	Number of	Number of			Units of	Shares or	Shares,	Units or
	Securities	Securities			Stock	Units of	Units or	Other
	Underlying	Underlying			That	Stock That	Other Rights	Rights
	Unexercised	Unexercised	Option	Option	Have Not	Have Not	That Have	That Have
	Options(#)	Options(#)	Exercise	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	Price($)	Date	(#)	($)[2]	(#)[3]	($)[3]

Mackey J.	75,000	-0-	$43.20	2/08/2009	10,000 [4]	$820,800	73,146 [6]	$6,003,824 [6]
McDonald	89,062	-0-	26.20	2/07/2010			88,038 [7]	7,226,159 [7]
	150,000	-0-	35.40	2/05/2011
	150,000	-0-	38.50	4/23/2011
	350,000	-0-	40.90	2/14/2012
	350,000	-0-	34.60	2/13/2013
	142,267	71,133	44.80	2/12/2014
	83,334	166,666	60.20	2/10/2015
	-0-	273,000	56.80	2/09/2016

Eric C.	50,000	-0-	35.40	2/05/2011	25,000 [5]	2,052,000	20,586 [6]	1,689,699 [6]
Wiseman	80,000	-0-	40.90	2/14/2012			30,806 [7]	2,528,556 [7]
	80,000	-0-	34.60	2/13/2013
	36,200	18,100	44.80	2/12/2014
	18,567	37,133	60.20	2/10/2015
	-0-	95,800	56.80	2/09/2016

Robert K.	30,000	-0-	35.40	2/05/2011			16,498 [6]	1,354,156 [6]
Shearer	80,000	-0-	40.90	2/14/2012			16,352 [7]	1,342,172 [7]
	80,000	-0-	34.60	2/13/2013
	29,067	14,533	44.80	2/12/2014
	14,900	29,800	60.20	2/10/2015
	-0-	50,800	56.80	2/09/2016

George N.	80,000	-0-	40.90	2/14/2012			16,498 [6]	1,354,156 [6]
Derhofer	29,067	14,533	44.80	2/12/2014			19,272 [7]	1,581,846 [7]
	14,900	29,800	60.20	2/10/2015
	-0-	59,800	56.80	2/09/2016

Candace S.	20,000	-0-	43.20	2/08/2009			9,344 [6]	766,956 [6]
Cummings	20,000	-0-	35.40	2/05/2011			11,534 [7]	946,711 [7]
	26,000	-0-	40.90	2/14/2012
	26,000	-0-	34.60	2/13/2013
	14,400	7,200	44.80	2/12/2014
	8,434	16,866	60.20	2/10/2015
	-0-	35,900	56.80	2/09/2016

[1]	All of the options are non-qualified stock options awarded under the Stock Plan. Each option becomes vested and exercisable in thirds on the first, second and third anniversaries of the date of grant, respectively. Options generally become fully vested and exercisable upon a change in control of VF. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the option will expire on an accelerated basis, as follows: 36 months after retirement or death; 36 months after termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination. The vesting dates for options that were not vested at the end of December 2006, are as follows:

		Vest	Vest	Vest
		February 13,	February 11,	February 10,
Name	Grant Date	2007	2008	2009

Mr. McDonald	2/13/2004	71,133
	2/11/2005	83,333	83,333
	2/10/2006	91,000	91,000	91,000

Mr. Wiseman	2/13/2004	18,100
	2/11/2005	18,567	18,567
	2/10/2006	31,933	31,933	31,934

Mr. Shearer	2/13/2004	14,533
	2/11/2005	14,900	14,900
	2/10/2006	16,933	16,933	16,934

Mr. Derhofer	2/13/2004	14,533
	2/11/2005	14,900	14,900
	2/10/2006	19,933	19,333	19,334

Ms. Cummings	2/13/2004	7,200
	2/11/2005	8,434	8,434
	2/10/2006	11,966	11,967	11,967

[2]	The market value of stock and equity incentive plan awards reported in this column was computed by multiplying $82.08, the closing market price of VF’s stock at December 29, 2006, by the number of shares or units of stock awarded.

[3]	The values in these columns assume an achievement level of 146% of the target amount, which was the actual level of achievement for the three-year performance period ended December 30, 2006. The final level of achievement for the awards in these columns may differ. The number of RSUs was calculated by multiplying 146% by the target number of RSUs awarded, and the dollar value was calculated by multiplying 146% of the target number of RSUs awarded by $82.08, the closing market price of VF Common Stock at December 29, 2006.

[4]	Mr. McDonald received an award of 10,000 restricted stock units on February 7, 2005. These restricted stock units vested on February 7, 2007. Dividend equivalents accrued on these restricted stock units.

[5]	Mr. Wiseman received an award of 25,000 shares of restricted stock on March 1, 2006. These shares of restricted stock vest on March 1, 2011, provided that Mr. Wiseman remains an employee of VF. Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award.

[6]	These RSUs were awarded under the MTIP by the Compensation Committee in February 2005 for the three year performance period ending December 2007.

[7]	These RSUs were awarded under the MTIP by the Compensation Committee in February 2006 for the three year performance period ending December 2008.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards[2]

	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)[1]	(#)	($)[3]

Mackey J. McDonald	150,000	$5,305,387	104,245	$8,026,865

Eric C. Wiseman	72,000	2,893,466	25,737	1,981,749

Robert K. Shearer	98,900	3,660,791	20,651	1,590,127

George N. Derhofer	80,000	3,228,284	20,651	1,590,127

Candace S. Cummings	20,000	1,028,932	10,255	789,635

[1]	The dollar amount realized upon exercise of stock options was calculated by determining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

[2]	These columns report pay-out of awards of RSUs under the MTIP, including accrued dividends, as described in footnote 4 to the Grants of Plan-Based Awards Table on page 28, for the three-year period ending December 30, 2006. The RSUs were paid out following the determination by the Compensation Committee on February 5, 2007 of the level of achievement for the performance period.

[3]	The aggregate dollar amount realized by the named executive officers upon the pay-out of the award was computed by multiplying the number of RSUs by $77.00, the fair market value of the underlying shares on February 5, 2007, the pay-out date. The fair market value is defined under the Stock Plan to be the average of the high and low price of VF Common Stock on the applicable date. No amounts reported in this column were deferred.
PENSION BENEFITS
      VF sponsors and maintains the VF Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit plan that covers most of VF’s domestic employees who were employed by VF on or before December 31, 2004, including the named executive officers. Benefits under the Pension Plan are calculated by reference to the employee’s “average annual compensation”, which is his or her average annual salary and annual incentive compensation from January 1, 2004, with no less than five years immediately preceding retirement included in the average. If an employee does not have five years of compensation from January 1, 2004, such employee’s compensation for a sufficient number of years immediately prior to 2004 is included to produce a minimum five compensation years.
      There are two formulas for computing benefits under the Pension Plan. The “normal retirement” formula is used for employees who qualify for “early retirement” under the Pension Plan upon termination, by being credited with at least 10 years of service with VF and having attained age 55. The second formula, less favorable to the employee, is used for employees who have not satisfied both conditions for “early retirement” upon termination. For employees who commence benefits under the Pension Plan prior to age 65, the benefit is reduced to account for the longer period of time over which the benefit is expect to be paid. All of the named executive officers are eligible for nonforfeitable benefits under the Pension Plan and the VF Supplemental Executive Retirement Plan (“SERP”).
      The SERP is an unfunded, non-qualified plan for eligible employees primarily designed to restore benefits lost under the Pension Plan due to (a) the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”). In addition, from time to time, the Compensation Committee has made a determination with respect to particular executives to supplement the Pension Plan benefits of those senior executives whose tenure may be relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service. The combined retirement income from the Pension Plan and the SERP for each of the named executive officers, upon retirement at age 65, would be an amount equal to his or her Pension Plan benefit calculated (i) without regard to any limitation imposed by the Code or ERISA, (ii) without regard to his or her participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, (iii) on the basis of the average of the highest three years of his or her salary and annual incentive compensation and a portion of the value of shares delivered respecting RSUs during the ten-year period immediately preceding retirement, and (iv) without deduction or offset of Social Security benefits. For purposes of the table below, the “normal retirement” formula has been used for determining the SERP benefits of all of the named executive officers, regardless of whether they otherwise qualify for “early retirement” under the Pension Plan.
      The assumptions underlying the present values of the named executive officers’ pension benefits are the assumptions used for financial reporting purposes and are set forth in Note N to VF’s Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006, except that retirement age is assumed to be age 65, the normal retirement age specified in the Pension Plan. The 2006 year-end discount rate was estimated, for the purpose of these calculations, at 6.00%.

PENSION BENEFITS TABLE

			Present Value
		Number of	of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)[1]	($)[3]	($)

Mackey J. McDonald [4]	VF Corporation Pension Plan	24	$1,307,800	-0-

	Supplemental Executive	24	10,054,400	-0-
	Retirement Plan

Eric C. Wiseman	VF Corporation Pension Plan	11	435,200	-0-

	Supplemental Executive	11	944,600	-0-
	Retirement Plan

Robert K. Shearer[4]	VF Corporation Pension Plan	20	1,074,800	-0-

	Supplemental Executive	20	1,389,600	-0-
	Retirement Plan

George N. Derhofer	VF Corporation Pension Plan	11	507,800	-0-

	Supplemental Executive	11	704,100	-0-
	Retirement Plan

Candace S. Cummings [4]	VF Corporation Pension Plan	12	1,002,900	-0-

	Supplemental Executive	20 [2]	1,654,000	-0-
	Retirement Plan

[1]	The number of years of service credited to each named executive officer under each Plan was computed as of the same measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed December 30, 2006.

[2]	Ms. Cummings’ years of credited service with respect to the SERP are different from her actual years of credited service. Ms. Cummings had 12 actual years of credited service at December 31, 2006 and her Pension Plan benefit amount is based on those actual years of credited service. However, since Ms. Cummings, who joined VF mid-career, is covered by the Amended and Restated Second Supplemental Annual Benefit Determination (the “Second Determination”) under the SERP (which provides for a benefit at normal retirement age (65) based on 25 years of credited service regardless of the number of actual years of credited service), her SERP benefit as of December 31, 2006 payable at age 65 is based on 20 years of credited service, rather than her 12 actual years of credited service. The present value of the SERP portion of Ms. Cummings’ benefit is $1,654,000. The present value of her SERP benefit without consideration of the additional years of service credited pursuant to the Second Determination would be $619,000. Therefore, the increase to the present value of the SERP benefit due to the extra service awarded her under the Second Determination is $1,035,000. The Board of Directors determines the circumstances under which an executive will be credited with additional years of service for purposes of the SERP.

[3]	The amounts in this column are the actuarial present value of the named executive officer’s accumulated benefit under each plan, computed as of the same Pension Plan measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed December 30, 2006.

[4]	These named executive officers were eligible for early retirement on December 31, 2006. The early retirement benefit for each of these executives is equivalent to the accumulated benefit amount payable at their normal retirement age (65) reduced for early commencement at the rate of five percent (5%) per year for each year prior to such executive’s attainment of normal retirement age.

NONQUALIFIED DEFERRED COMPENSATION
      VF senior executives, including the named executive officers, are permitted to defer compensation under the VF Corporation Executive Deferred Savings Plan (the “EDSP”).
      The EDSP permits an eligible executive to defer into a hypothetical “account,” on a pre-tax basis, annual salary in excess of the Social Security Wage Base ($94,200 for 2006) (but not below 50% of the executive’s annual salary) and generally up to 100% of the executive’s performance-based annual incentive payment. A participating executive’s account will also be credited with matching credits equal to 50% of the first $25,000 deferred by the executive for the year.
      Accounts deferred after January 1, 2005 are payable in either a lump sum or in up to 10 annual installments following termination of employment, as elected by the executive at the time of deferral. With respect to accounts prior to January 1, 2005 an executive may request, subject to VF approval, distribution in a lump sum or in up to 10 annual installments following termination of employment. Prior to termination of employment, an executive may receive a distribution of the executive’s deferred account upon an “unexpected financial hardship”.
      Accounts under the EDSP are credited with earnings and losses based on certain hypothetical investments selected by the executive. The hypothetical investment alternatives available to executives include various mutual funds as well as VF Common Stock. Executives may change such hypothetical investment elections on a daily basis (although executive officers of VF subject to Section 16 of the Securities Exchange Act of 1934 are generally restricted in changing their hypothetical investment elections with respect to VF Common Stock).
      With respect to amounts deferred after January 1, 2005, the EDSP is intended to comply with the requirements of Section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004. The Internal Revenue Service has not yet issued final regulations concerning the requirements of Code Section 409A, and, therefore, the terms of the EDSP, as described above, may change following the issuance of such final regulations.
      The VF Corporation Deferred Compensation Plan (which was frozen on December 31, 2004) permitted executives to defer compensation until a date or dates specified by the executive and to receive interest equivalents on the account balance at a rate of interest equal to the average yield of “A” rated Corporate Bonds Medium Term during each quarterly period. This is an unfunded plan and an executive’s interest is no greater than that of an unsecured general creditor of VF.

      In addition, under the Stock Plan, participants were permitted to defer settlement of RSUs (the “Deferred RSUs”) received for performance cycles ended on or before December 31, 2005. Dividends accrue on the Deferred RSUs. The aggregate value of the Deferred RSUs and the dollar amounts of the dividends accrued during 2006 are included in the table below.
NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	VF	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	December 31,
	in 2006	in 2006	2006	Distributions	2006
Name	($)[1,2]	($)[3]	($)[4]	($)	($)[5]

Mackey J. McDonald	$25,000	$12,500	$1,040,001	-0-	$9,667,346

Eric C. Wiseman	315,500	12,500	543,925	-0-	4,320,022

Robert K. Shearer	224,500	12,500	239,652	-0-	4,781,128

George N. Derhofer	25,000	12,500	1,043,151	-0-	7,504,448

Candace S. Cummings	49,000	12,500	434,254	-0-	3,202,547

[1]	Amounts reported in this column are included as Salary in the Summary Compensation Table on page 26.

[2]	The type of compensation permitted to be deferred is salary and awards under the EIC Plan.

[3]	Amounts reported in this column are included as All Other Compensation in the Summary Compensation Table on page 26.

[4]	This column includes earnings on deferrals described in footnote 2 above as well as dividends accrued on Deferred RSUs during 2006.

[5]	This column reflects the aggregate amount of annual salary and annual incentive awards deferred by each named executive officer during his or her career with VF plus the aggregate amount of contributions by VF (which have never exceeded $12,500 per year) and the investment earnings thereon. This column also reflects the value of all Deferred RSUs and dividends accrued on Deferred RSUs. All amounts and Deferred RSUs deferred by the named executive officers in prior years were reported in the Summary Compensation Tables in VF’s proxy statements in the year earned to the extent the executive was a named executive officer for purposes of proxy statement disclosure.
POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL, RETIREMENT OR TERMINATION OF EMPLOYMENT
      The following section describes payments that would be made to each of the named executive officers as a result of (i) a termination of service in the event of a change in control of VF, (ii) the executive’s early retirement, (iii) the executive’s termination without “cause”, (iv) the executive’s termination with “cause”, or (v) the executive’s resignation, assuming these events occurred on December 29, 2006.
      The descriptions below do not include the following amounts that the executives would also receive in all termination scenarios:

(a) retirement benefits under the Pension Plan and SERP, the present value of which is disclosed in the Pension Benefits Table on page 34,

(b) the aggregate balance disclosed in the Nonqualified Deferred Compensation table above,

(c) the executive’s EIC Plan payment for the year ended December 30, 2006, as disclosed in the Summary Compensation Table on page 26; or

(d) the value of the executive’s vested “in-the-money” unexercised stock options, which the executive would retain in all termination scenarios except termination without “cause” with no severance, resignation or termination with “cause”.
      The named executive officers do not have employment contracts with VF; all of the potential payments outlined below are defined in benefit plan documents described in this proxy statement.

Potential Payments upon a Change-in-Control
      VF has entered into Change-in-Control Agreements with the named executive officers. These Agreements provide severance benefits to the executives only if their employment is terminated by VF without cause or for good reason by the executive within a specified period after a change in control of VF. “Good reason” for this purpose means a reduction in the executive’s title, duties, responsibilities or status; assignment to the executive of duties inconsistent with the executive’s office on the date of the change in control; a reduction in the executive’s base salary or material fringe benefits; or a requirement that the executive relocate anywhere not mutually acceptable to the executive and VF. The Agreements have a term of three years with automatic annual extensions. The Agreements may be terminated by VF, unless it has knowledge that a third party intends to effect a change in control, and they may not be terminated until two years after a change in control occurs. Generally, severance benefits payable to the named executive officers include a lump-sum payment of an amount equal to 2.99 times the sum of the executive’s current annual salary plus the highest amount of annual incentive awarded to the executive during the five fiscal years ending prior to the date on which the executive’s employment is terminated following a change in control of VF. Under the terms of the Agreements or the Stock Plan, the executives would also be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and restricted stock units, lump-sum payments under the VF SERP, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump-sum payment upon attaining retirement age.
      There are no limitations on the total payments to be made to an executive in the event of termination of employment upon a change in control of VF to prevent such payments from constituting “parachute payments” (as that term is defined in the Code). Executives other than Mr. McDonald also receive additional payments under the Agreements to reimburse them for any increase in excise taxes, other increased taxes, penalties and interest resulting from any payments under the Agreements by reason of such payments being treated as excess parachute payments.
      A “change in control” would include any of the following events, subject to certain exceptions described in the Agreements:

(A) an outside party acquires 20% of VF’s voting securities;

(B) members of the VF Board of Directors on the date of the Agreement no longer constitute a majority of the Board; or

(C) approval by VF shareholders of a plan or agreement providing for a merger or consolidation of VF.
Potential Payments Upon Termination of Employment Following a Change-in-Control1,2
      If each of the named executive’s employment were terminated by VF without cause or by the executive for good reason following a change in control of VF, assuming the triggering event occurred on December 29, 2006, the named executive officers would be entitled to receive the following estimated amounts.

			Unvested
			Stock	Estimated		Excise Tax
			Options and	Value of	Lump-Sum	Gross-up
	Severance	RSU	Restricted	Benefit	SERP	on Change
Name	Amount[3]	Awards[4]	Stock[5]	Continuation[6]	Benefit[7]	in Control	Total

Mr. McDonald	$9,343,750	$9,061,632	$14,020,757	$66,763	$2,320,000	-0-	$34,812,902

Mr. Wiseman	4,496,960	2,889,216	5,961,069	53,410	370,000	4,659,265	18,429,920

Mr. Shearer	3,346,408	1,846,800	2,478,051	45,399	410,000	2,605,912	10,732,570

Mr. Derhofer	3,376,308	2,010,960	2,705,571	45,399	210,000	2,449,130	10,797,368

Ms. Cummings	2,599,207	1,173,744	1,545,011	42,728	680,000	2,082,637	8,123,327

[1]	These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur and the executive’s employment were terminated by VF without cause or by the executive with good reason. The table reflects the amount that could be payable under the various arrangements assuming that the change in control had occurred at December 29, 2006, including, for executives other than Mr. McDonald, a gross-up for certain taxes in the event that any payments made in connection with a change in control of VF would be subject to the excise tax imposed by Section 4999 of the Code.

[2]	Valuations of equity awards in this table reflect a price per share of VF Common Stock of $82.08, the closing price of VF’s Common Stock on December 29, 2006.

[3]	The amounts in this column represent 2.99 multiplied by the sum of the executive’s current base salary plus the highest actual annual incentive paid to the executive in the past five years.

[4]	The amount in this column represents the value of target RSU awards under the MTIP for incomplete cycles that would be paid upon a change in control. Incomplete cycles as of December 29, 2006, are the 2005-2007 and 2006-2008 RSU award cycles.

[5]	The amount in this column represents the “in-the-money” value of unvested stock options, unvested (non-MTIP) RSUs and unvested restricted stock.

[6]	The amount in this column represents the estimated present value of the continuation of health and welfare coverage over the 36 month severance period.

[7]	The amount in this column represents the value of accelerated SERP benefits.

Payments Upon Retirement
      Under the Stock Plan, upon retirement, executives who are eligible to retire are eligible to receive settlement of a pro rata portion of RSUs they are deemed to have earned upon retirement, and options continue to vest according to the original schedule and remain exercisable for a period of 36 months. The following chart shows the estimated value of all unvested options and the pro rata portion of RSU awards on December 29, 2006, assuming the executives had retired on that date:

Name	RSU Award[1]	Unvested Stock Options[2]	Total

Mr. McDonald[3]	$4,385,507	$13,199,957	$17,585,464

Mr. Wiseman	-0-	-0-	-0-

Mr. Shearer[3]	923,646	2,478,051	3,401,697

Mr. Derhofer	-0-	-0-	-0-

Ms. Cummings[3]	565,600	1,545,011	2,011,611

[1]	Valuations in this column reflect a price of $82.08 per share of VF Common Stock and assume that the prorated values of target awards are paid upon early retirement for incomplete cycles (2005-2007 and 2006-2008).

[2]	The amounts in this column represent the “in-the-money” values of unvested stock options that will continue to vest for a period of 36 months. The values reflect a price per share of $82.08 per share of VF Common Stock.

[3]	These named executive officers were eligible for early retirement on December 29, 2006.

Payments Upon Termination without Cause
      In the event of a termination without “cause”, (i) the executive’s stock options would continue to vest and to be exercisable until the end of the period of the executive’s receipt of installments of severance pay, if any, from VF, and (ii) the executive would be eligible to receive a pro rata portion of the total number of RSUs the executive is deemed to have earned with the pro rata portion determined as of the earlier of (a) the date of the last severance payment, if any, and (b) the last day of the performance cycle. Although the executives have no contractual right to receive severance payments, it has been the practice of VF to enter into agreements with senior executives upon separation without “cause” that provide for continuation of salary and benefits for a period of eighteen to twenty-four months after termination in exchange for the executive’s agreement, among other things, not to compete with VF for that time period.

Payments Upon Termination for Cause or Resignation
      In the event of a termination with “cause” or resignation, each named executive officer would receive no additional compensation. However, Mr. McDonald, Ms. Cummings and Mr. Shearer are eligible to retire (see “Payments Upon Retirement,” above).

EQUITY COMPENSATION PLAN INFORMATION TABLE
      The following table provides information as of December 30, 2006 regarding the number of shares of VF Common Stock that may be issued under VF’s equity compensation plans.

	(a)	(b)	(c)

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan Category[1]	and rights[2]	and rights[2]	column (a))[3]

Equity compensation plans approved by shareholders	10,635,100	$48.67	3,257,902
Equity compensation plans not approved by shareholders	—	—	—
Total	10,635,100	$48.67	3,257,902

[1]	The table does not include information regarding the Executive Deferred Savings Plan and Deferred Savings Plan for Non-Employee Directors. These plans permit the deferral of salary, annual cash incentive and director compensation into, among other things, stock equivalent accounts. Deferrals in a stock equivalent account are valued as if deferrals were invested in VF Common Stock as of the deferral date, and are paid out only in cash. VF maintains a rabbi trust that holds shares that approximately correspond in number to the stock equivalents, and provides pass-through voting rights with respect to those stock equivalents. Stock equivalents are credited with dividend equivalents. As of December 30, 2006, there were 261,458 stock equivalents outstanding in the stock equivalent accounts under these plans.

[2]	Includes 1,560,252 restricted stock units that were outstanding on December 30, 2006 under VF’s Mid-term Incentive Plan, a subplan under the 1996 Stock Compensation Plan. Under this Plan, participants are awarded performance-contingent Common Stock units, which give them the opportunity to earn shares of VF Common Stock. The number of restricted stock units included in the table assumes a maximum pay-out of shares. Actual pay-out of these shares is determined based on the average level of achievement of the performance goals under the EIC Plan over a three-year performance cycle. The EIC Plan performance goals for 2006 were based on earnings per share (excluding the effects of extraordinary and non-recurring items) and net sales of existing businesses and net sales of newly acquired businesses. Also includes 127,380 restricted stock units that have been awarded to participants but that participants have elected to defer. Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled only for shares of Common Stock on a one-for-one basis. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. Had these restricted stock units been included in the calculation, the weighted-average exercise price reflected in column (b) would have been $41.39.

[3]	Of the shares remaining available for future issuance, a total of 1,257,528 shares (assuming a maximum pay-out of shares) were available to be issued as restricted stock and restricted stock units under VF’s 1996 Stock Compensation Plan, VF’s only plan under which restricted stock/unit awards may be granted. This Plan also authorizes the grant of options and other types of equity awards, so that shares will not necessarily be issued as restricted stock/unit awards.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Certain Beneficial Owners
      Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock, as well as certain other information, all as of March 6, 2007, except that information regarding the number of shares beneficially owned by certain of the shareholders (but not the calculation of the percentage of the outstanding class) is as of the end of December 2006, as indicated in the footnotes below.

Beneficial Owner	Amount of Beneficial	Percent
and Nature of Ownership	Ownership[1]	of Class

Ursula O. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under Deeds of Trust dated August 21, 1951 [2,3,4]	12,699,651 shares	11.4%
Ursula O. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under the Will of John E. Barbey, deceased [2,3,4]	8,977,952 shares	8.1%

Total	21,677,603 shares	19.5%
Capital Research Management Company 333 South Hope Street Los Angeles, CA 90071[5]	7,840,000 shares	7.0%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017[6]	6,538,568 shares	5.8%

[1]	None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

[2]	Mrs. Fairbairn and Mr. Sharp are directors of VF.

[3]	Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

[4]	Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 21,742,624 shares (19.5% of the class outstanding) of the VF Common Stock in various trust and agency accounts on December 31, 2006, according to a Schedule 13G/ A filed by the Bank with the Securities and Exchange Commission on February 13, 2007. As to all such shares, the Bank and its affiliates had sole voting power over 65,021 shares, shared voting power over 21,677,603 shares, sole dispositive power over 18,470 shares and shared dispositive power over 21,718,953 shares.

[5]	The information in the above table concerning Capital Research Management Company (“Capital”) was obtained from a Schedule 13G/ A filed with the Securities and Exchange Commission on February 13, 2007, reporting beneficial ownership at December 29, 2006. Capital reported that it had sole dispositive power over all of such shares, sole voting power over 2,615,000 such shares and shared voting power over none of such shares.

[6]	The information in the above table concerning JPMorgan Chase & Co. (“JPMorgan”) was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2007, reporting beneficial ownership at December 29, 2006, on behalf of JP Morgan and its wholly owned subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Trust Company, National Association, JP Morgan Asset Management (UK) Ltd., J.P. Morgan Trust Company of Delaware and JPMorgan Investment Advisors Inc. JPMorgan reported that it and its subsidiaries had sole voting power over 5,115,970 such shares, shared voting power over 876,451 such shares, sole dispositive power over 5,588,348 such shares and shared dispositive power over 927,621 such shares.

Common Stock Ownership of Management
      The following table reflects, as of March 6, 2007, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Mrs. Fairbairn and Mr. Sharp includes 21,677,603 shares reported above under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A., as Trustees, as of December 30, 2006.

Total Shares Beneficially
Name of Beneficial Owner	Owned[1,2,3,4]

Directors:
Edward E. Crutchfield	18,226
Juan Ernesto de Bedout	39,882
Ursula O. Fairbairn	21,737,291
Barbara S. Feigin	54,758
George Fellows	46,900
Daniel R. Hesse	44,162
Robert J. Hurst	74,563
W. Alan McCollough	37,019
Clarence Otis, Jr.	19,288
M. Rust Sharp	21,730,332
Raymond G. Viault	29,188
Named Executive Officers:
Mackey J. McDonald[5]	1,806,464
Candace S. Cummings	165,452
George N. Derhofer	215,862
Robert K. Shearer	321,482
Eric C. Wiseman[5]	388,833
All Directors and Executive Officers as a Group (18 persons)	25,200,953

[1]	Shares owned include shares held in trusts as of December 30, 2006 in connection with employee benefit plans, as to which the following participants share voting power but have no present dispositive power: Mr. McDonald — 22,283 shares; Ms. Cummings — 5,769 shares; Mr. Derhofer — 14,959 shares; Mr. Wiseman — 3,783 shares; and all directors and executive officers as a group — 36,397 shares. Shares owned also include shares held as of December 30, 2006 in trust in connection with employee benefit plans, as to which the following participants have no dispositive power and shared voting power: Mr. McDonald — 921 shares; Mr. Derhofer — 910 shares; Mr. Shearer — 1,143 shares; and all directors and executive officers as a group — 4,866 shares. Shares owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. de Bedout — 7,482 shares; Mrs. Fairbairn — 12,772 shares; Mrs. Feigin — 6,158 shares; Mr. Hesse — 8,962 shares; Mr. Hurst — 15,963 shares; Mr. McCollough — 6,619 shares; Mr. Otis — 3,288 shares; Mr. Sharp — 5,929 shares; Mr. Viault — 5,588 shares; and all directors as a group — 72,761 shares.

[2]	Shares owned also include the following number of stock options that are exercisable as of March 6, 2007, or within 60 days thereafter: Mr. McDonald — 1,635,129; Ms. Cummings — 142,434; Mr. Derhofer — 173,334; Mr. Shearer — 280,334; Mr. Wiseman — 333,368; Mr. Crutchfield — 5,800; Mr. de Bedout — 30,400; Mrs. Fairbairn — 44,800; Mrs. Feigin — 44,800; Mr. Fellows — 44,800; Mr. Hesse — 35,200; Mr. Hurst — 44,800; Mr. McCollough — 30,400; Mr. Otis — 16,000; Mr. Sharp — 44,800; Mr. Viault — 20,800; and all directors and executive officers as a group — 3,050,835.

[3]	Other than Mrs. Fairbairn and Mr. Sharp, who are deemed to beneficially own 19.4% of the Common Stock outstanding, and Mr. McDonald, who beneficially owns 1.6% of the Common Stock outstanding, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group was 22.5% of the Common Stock outstanding.

[4]	Shares owned include units of VF Common Stock equivalents that are deferred under the VF Stock Compensation Plan, as follows: Mr. McDonald — 39,190; Ms. Cummings — 5,311; Mr. Derhofer — 10,759; Mr. Shearer — 12,295; Mr. Wiseman — 5,304; and all directors and executive officers as a group — 76,151 shares. These units are fully vested and will be paid out in shares of Common Stock upon expiration of the deferral period, including upon certain types of termination of service. Holders of these units do not have current voting or dispositive power with respect to the shares deliverable in settlement of these units.

[5]	Mr. McDonald and Mr. Wiseman are also directors.
ITEM NO. 2
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
VF’S 1996 STOCK COMPENSATION PLAN
      Our Board of Directors recommends that shareholders of VF approve an amendment and restatement of VF’s 1996 Stock Compensation Plan (the “1996 Plan”). The principal changes in the 1996 Plan will be

•	An increase in the number of shares of VF Common Stock reserved for future grants of awards of all types;

•	A change to the limits on the portion of the reserved shares that may be used for “full-value” awards such as restricted stock and restricted stock units;

•	The addition of cash-based incentive awards that may be earned by performance;

•	Replacement of the authorization of “limited rights” — stock appreciation rights payable in cash upon a Change in Control — with a general authorization for the grant of stock appreciation rights settleable in stock or cash and otherwise having terms parallel to those of option grants; and

•	Other changes to add provisions that we believe constitute best practices from a governance standpoint, and provisions responding to changes in regulations governing equity compensation plans.
      If our shareholders approve the amended and restated 1996 Plan, the number of shares reserved under the 1996 Plan will increase by ten million shares (approximately 8.9% of the shares of VF Common Stock outstanding on March 6, 2007), but with a so-called “fungible-shares” procedure for counting the shares used under the Plan. Under this counting procedure, the exercise of an option or stock appreciation right will be counted against the share limit based on the number of shares underlying the option or stock appreciation right exercised. This is sometimes referred to as a “gross-counting” provision, distinguished from a “net-counting” provision that counts only the shares representing the participant’s after-tax gain upon exercise of an option or stock appreciation right against a plan limit. Under the 1996 Plan as amended and restated, for any “full-value award” — meaning restricted stock, restricted stock units or other awards that do not require the participant to pay the grant-date fair market value in order to receive shares — we will count three shares against the share limit for each share actually delivered in settlement of such an award. If shareholders approve the proposal, the total number of actual shares of VF Common Stock committed for delivery under currently outstanding awards of all types plus shares available for future awards will be approximately 22.7 million (subject to adjustment). This would be approximately 20.2% of outstanding shares of VF Common Stock on March 6, 2007.
      The 1996 Plan is our only equity compensation plan. It plays an important role in our efforts to attract and retain employees and directors of outstanding ability on a competitive basis. The Board and the Compensation Committee (the “Committee”) believe that attracting and retaining executives and other key employees of high quality has been and will continue to be essential to our growth and success. As discussed above in our Compensation Discussion and Analysis, the 1996 Plan enables us to offer appropriate equity incentive awards that can attract, retain, motivate and reward top caliber employees for the creation of long-term corporate value. Stock options and restricted awards also enable employees to acquire or increase their proprietary interest in VF, thereby ensuring a mutuality of interest with shareholders. Awards incorporating performance requirements can provide suitable rewards for achieving specific performance objectives that support our annual and long-term goals. Awards under the 1996 Plan provide an increased incentive for each employee granted an award to expend his or her maximum efforts for the success of our business. The Board and Committee therefore view the 1996 Plan as a key component of our overall compensation program.
      At March 12, 2007, there were 11,948,394 options, warrants and rights outstanding under the 1996 Plan. This number included 1,631,916 restricted stock units assuming the maximum (i.e., at 200% of target award) pay-out of shares. The weighted average exercise price of outstanding options was $53.26. The weighted average remaining term for options outstanding as of March 12, 2007, was 7.1 years. Restricted stock unit awards do not have an exercise price; their value is dependent upon the achievement of the specified performance criteria, and may be settled only by delivery of one share of Common Stock for each restricted stock unit then being settled. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. Had these restricted stock units been included in the calculation (assuming the target number of awards), the weighted average exercise price would have been $49.03.
      Therefore, at March 12, 2007, only 1,072,392 shares remain available for new grants under the 1996 Plan. Of this number, a maximum of 780,168 could be delivered as restricted stock units or restricted stock under the 1996 Plan.
      In order to continue to provide the appropriate equity incentives to employees and directors in the future, the Board has approved an increase in the number of reserved shares, subject to shareholder approval, including shares that may be used for performance-based restricted awards and non-performance-based awards. We seek authorization of cash-based incentive awards in order to be able to grant performance-based awards that can motivate and reward executives based on our performance and preserve our ability to claim tax deductions under Section 162(m) of the Internal Revenue Code.
      Background. Shareholders first approved our 1996 Plan at the 1997 Annual Meeting, and reapproved the Plan most recently at the 2004 Annual Meeting. The 1996 Plan provides for the grant of stock options and restricted awards in the form of either restricted stock or restricted stock units as awards to employees and directors. The Plan also has provided for grants of “Limited Rights,” which are cash-settled stock appreciation rights that may be exercised in connection with a change in control of VF. The 1996 Plan is administered by the Compensation Committee, which consists entirely of independent directors.
      To date, we have granted stock options and restricted awards under the 1996 Plan, including grants to executive officers shown above in this proxy statement. The Committee has implemented VF’s Mid-Term Incentive Plan under the 1996 Plan. Since 2004, this program has provided for awards of performance-based restricted stock units, with performance measured over a three-year period based on our aggregate earnings per share (diluted) over the performance cycle and other performance goals under the EIC Plan. We intend that the Mid-Term Incentive Plan link a portion of executives’ compensation opportunity to measures of VF’s performance to provide an incentive for successful long-term strategic management of VF.
      We have not granted Limited Rights to date. Recent changes to U.S. Federal income tax laws make the grant of Limited Rights inadvisable, so that we are proposing to delete these as a specific type of award under the 1996 Plan.
      Reasons for Shareholder Approval. The Board and Committee seek shareholder approval of the amendment and restatement of the 1996 Plan in order to meet requirements of the New York Stock Exchange. In addition, we regard shareholder approval of the amendment and restatement as desirable and consistent with corporate governance best practices.
      The Board and Committee also desire that VF retain the ability to claim tax deductions for certain types of awards under the 1996 Plan. Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the four other most highly compensated executive officers serving on the last day of the fiscal year. “Performance-based” compensation that meets the requirements of Section 162(m) does not count against the $1 million deductibility cap, and therefore remains fully deductible. We seek shareholder approval of the material terms of performance awards under the 1996 Plan in order to meet a key requirement under Section 162(m), so that such awards will qualify as “performance-based” under Section 162(m).
      For purposes of Section 162(m), approval of the amendment and restatement of the 1996 Plan will be deemed to include reapproval of the general business criteria upon which performance objectives for restricted awards are based, described below under the caption “Performance Awards.” Because shareholder approval of general business criteria, without specific targeted levels of performance, qualifies incentive awards for a period of approximately five years, shareholder reapproval of such business criteria will meet the requirements under Section 162(m) until 2012. We are proposing to amend the Plan to add cash-based incentive awards as a new form of performance award that will qualify under Section 162(m). Performance goals for these incentive awards will use the same business criteria as may be used for Restricted Awards. For purposes of Section 162(m), shareholder approval of the performance goal inherent in stock options (increases in the market price of stock) does not require periodic renewal; we believe that all stock options granted under the 1996 Plan have been subject to no limitation on deductibility under Section 162(m).
      Corporate Governance and Other Changes. The proposed amendment adds several provisions to the 1996 Plan that conform to corporate governance best practices, including

•	A provision explicitly requiring shareholder approval of any repricing transaction

•	“Repricing” means lowering the exercise price of an outstanding option, any other action that is a repricing under generally accepted accounting principles, canceling an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for another option, restricted award, cash or other property. However, adjustments to awards in connection with stock splits, mergers, spin-offs and other extraordinary events are permitted without shareholder approval.

•	A provision explicitly confirming that no loans are authorized under the 1996 Plan; this conforms to our long-standing practice of not making loans in connection with equity awards.

•	A provision authorizing the Committee to attach conditions to awards, including “clawback” provisions, that would lead to recovery of shares or amounts realized from awards if either

•	Our financial statements are restated due to misconduct if the participant bears substantial responsibility for the misconduct or if the restated financial information would have adversely affected the level of earning or value of the participant’s award; or

•	A participant engages in competition, breaches confidentiality obligations, solicits our customers, suppliers, or employees, fails to cooperate in litigation, or disparages VF or its affiliates.

•	A change clarifying that the Committee can authorize a grant and specify a later grant date but not an earlier grant date.

•	Removal of detail regarding the composition and operation of the Committee, with the understanding that such matters instead are governed by the Committee’s charter.

•	A provision specifying that grants of awards cannot be made more than ten years after the latest shareholder approval of the 1996 Plan. This simplifies the Plan’s compliance with New York Stock Exchange rules, and recognizes that our patterns of share usage for equity awards and compliance with other regulations normally will require shareholder approval of the Plan every three to five years.

•	A provision confirming that dividend equivalents will not be paid on outstanding stock options.
      Other changes to the 1996 Plan under this proposed amendment respond to regulatory changes, particularly those under Code Section 409A regulating deferred compensation. The 1996 Plan permits the Committee to include mandatory or elective deferral features in some awards. Provisions that cause the Plan to be in “documentary compliance” with Section 409A in effect prescribe rules for how such deferrals can be implemented, but do not broaden the rights of participants.
      Accounting Treatment of Awards. Effective as of the beginning of 2005, we adopted Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (FAS 123(R)) as our method of accounting for stock-based compensation. FAS 123(R) provides a method by which the fair value of awards granted under the 1996 Plan, including stock options, can be calculated and reflected as an expense in our financial statements.
      Description of the 1996 Plan. The following is a brief description of the material features of the 1996 Plan as proposed to be amended and restated, in addition to the features discussed above. This description is qualified in its entirety by reference to the full text of the amendment and restatement of the 1996 Plan, a copy of which is attached to this Proxy Statement as Appendix B.
      Administration. The 1996 Plan generally is administered by the Compensation Committee, the composition and governance of which are set by the Board in the Committee’s charter. The 1996 Plan contains some mandatory terms for awards and provisions that limit Committee action, but also gives substantial discretion and authority to the Committee to determine the employees and directors to whom, and the times at which, awards may be granted, the number of shares to be subject to each award and the terms, conditions and limitations of each award. This includes, among other things, authority to determine the times at which options will be exercisable, the time restricted awards will vest and become nonforfeitable and the performance conditions, if any, that will attach to restricted awards, although minimum vesting periods must be imposed, as described below. Committee members will not be personally liable in connection with any action, determination or interpretation taken or made in good faith under the 1996 Plan.
      The 1996 Plan gives the Board authority to grant options, stock appreciation rights or restricted awards to non-employee directors in its discretion. The Board generally determines the type, timing and amount of such awards to non-employee directors as part of the overall policies for compensating non-employee directors that may from time to time be adopted by the Board. Current compensation policies for non-employee directors are described above under the caption “Corporate Governance at VF — Directors’ Compensation” on page 13.
      Per-Person Limitations and Share Counting. In addition to the aggregate limits on shares available under the 1996 Plan (discussed above), the 1996 Plan imposes per-person limitations on the annual amount of awards to employees, in order to comply with Code Section 162(m). The proposed amended and restated 1996 Plan will continue the current provisions, so that no single participant may be granted during any calendar year options to purchase shares, including stock appreciation rights, covering more than

500,000 shares or restricted awards relating to more than 200,000 shares (in each case subject to adjustment, as described below). For cash incentive awards that would be authorized if the proposed amendment and restatement of the 1996 Plan is approved, the Plan would limit the incentive awards that may be earned by a participant to the participant’s defined “Annual Limit,” which for this purpose equals $10 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 1996 Plan, and do not limit our ability to enter into compensation arrangements outside of the 1996 Plan.
      The rules as to the number of shares counted against the 1996 Plan limits upon exercise of options or stock appreciation rights and upon settlement of restricted awards are described above in the first two paragraphs of this description of the proposed amendment and restatement of the 1996 Plan. Shares count against the 1996 Plan’s reserve of shares only when actually delivered to and retained by a participant after all restrictions have lapsed. Shares will become available again for new awards if an award expires, is forfeited, or is settled in cash. In addition, in the case of full-value awards such as restricted stock and restricted stock units, if shares are withheld or separately surrendered to pay the withholding taxes, or if shares that had been issued as restricted stock are forfeited, those shares will again be available under the 1996 Plan. In a change from the current 1996 Plan terms, shares do not become available again when surrendered or withheld to pay the exercise price or withholding taxes upon exercise of an option. Shares issued under the 1996 Plan may be either authorized or unissued shares or shares controlled by VF. On March 6, 2007, the reported closing price of VF Common Stock in New York Stock Exchange Composite Transactions was $79.90 per share.
      Adjustments and Extraordinary Corporate Events. The Committee may adjust the number and kind of shares subject to the aggregate share limitations and annual per-person limitations under the 1996 Plan and likewise may adjust outstanding awards upon the occurrence of extraordinary corporate events. These events include stock splits, stock dividends, spinoffs and other extraordinary dividends, equity restructurings as defined in accounting rules governing equity plans, and similar events affecting the Common Stock. Participants holding outstanding equity awards have a legal right to have their awards adjusted in order to preserve the intended benefits or potential benefits to participants, but without enlarging their rights under the awards. In the event of a merger, consolidation, or reorganization of VF in which the interests of shareholders do not continue in a surviving corporation substantially unchanged, a dissolution or liquidation or sale of substantially all assets of VF, or a change in control of VF as defined in the 1996 Plan, the Committee serving before the event may accelerate the exercisability of awards, the lapse of restrictions on awards, or the settlement date of awards, grant Limited Rights to option holders, pay cash to participants in settlement of outstanding options or restricted awards, grant new awards or make other adjustments or amendments, including providing for substitution of new awards by a successor employer. See “Other Terms of Awards” below.
      Eligibility. Employees of VF and its subsidiaries and VF’s non-employee directors are eligible to be granted awards under the 1996 Plan.

      Stock Options. The Committee is authorized to grant stock options, including both incentive stock options (ISOs) which can result in potentially favorable tax treatment to participants and nonqualified stock options (i.e., options not qualifying as ISOs). The exercise price per share of an option will in each case be not less than 100% of the fair market value of a share on the date of grant. The maximum term of each option, the times at which each option will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment generally will be fixed by the Committee, except no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash or shares having a fair market value equal to the exercise price, as the Committee may determine, which may include withholding of option shares if that would not result in additional accounting expense. We permit broker-assisted cashless exercises. ISOs must meet certain additional limitations in order to qualify for favorable tax treatment. We have not granted ISOs in recent years.
      The proposed amendment and restatement of the 1996 Plan would authorize the grant of stock appreciation rights, which could be settled in cash or in stock. In other respects, the terms of a stock appreciation right would be the same as an option which required that the exercise price would be paid solely by withholding from the shares deliverable upon exercise of the option sufficient shares to cover the exercise price.
      Restricted Awards. The 1996 Plan authorizes the Committee to grant restricted awards, which include restricted stock and restricted stock units. Restricted stock consists of actual shares which may not be sold or disposed of and which may be forfeited upon certain kinds of termination of employment or service to VF before the end of the restricted period specified by the Committee. Except for these restrictions, a participant granted restricted stock has all of the rights of a VF shareholder, including the right to vote the shares and to receive dividends and distributions, except that the Committee can require that dividends and distributions are automatically deemed reinvested in additional shares of restricted stock. An award of restricted stock units obligates VF to issue shares at a specified future date, which award is non-transferable and subject to a risk of forfeiture in the event of certain kinds of termination of employment or service to VF before the end of the specified restricted period. The restricted period can end before the delivery date for the shares, in which case the award represents a non-forfeitable right to deferred delivery of shares (in other words, stock units). Restricted stock units give the participant no shareholder rights until shares are issued and delivered, although, for each stock unit (whether or not restricted), amounts equal to the dividends on a share of Common Stock may be credited in cash or deemed reinvested in additional stock units at the time of delivery.
      The restricted period for restricted stock and the period during which restricted stock units are subject to a risk of forfeiture may not be less than one year, if vesting is conditioned on performance, or three years (with proportionate vesting permitted through such period) if vesting depends solely on continued service, except in the event of accelerated lapse of restrictions upon a change in control or other extraordinary corporate events or in connection with certain types of termination of employment. In addition, the Committee has discretion to grant up to 5% of the number of shares of Common Stock available for grant under the Plan as restricted awards without regard to any minimum vesting requirement, except that service-based awards must have a minimum vesting requirement of one year, subject to the exceptions in the previous sentence.
      Performance Awards. The Committee may impose a condition upon the grant or settlement of a restricted award based on the attainment of performance objectives over a performance period specified by the Committee. In such case, not later than 90 days after the beginning of a performance period, the Committee shall establish a performance award target for that performance period and specify the performance objective that will be a condition to the grant of the performance award. The performance objective will relate to one or more corporate, business group or divisional levels of performance during the performance period relating to the following business criteria, as specified by the Committee: earnings per share, net earnings, pretax earnings, operating income, net sales or revenues, net sales or revenues from existing business, net sales or revenues from acquired businesses, market share, balance sheet measurements, cash return on assets, return on capital, book value, shareholder return or return on average common equity. In establishing required performance levels, the Committee or Board may disregard or offset the effect of extraordinary or nonrecurring accounting items and changes in required accounting standards. The amendment and restatement adds the “return on capital” performance metric. Performance awards may also be authorized as to which the grant or vesting is subject to performance based on any of the business criteria specified above as compared to comparable performance of specified peer companies. The Committee may retain the discretion to reduce the amount of a performance award that is granted and to impose service requirements which must be met in addition to any required performance objectives.
      The proposed amendment and restatement authorizes non-equity incentive awards as a new type of award. These are awards denominated as a cash amount and earnable based on achievement of a performance objective over a specified performance period. The Committee will specify the duration of the performance period. In other respects, the terms and conditions of an incentive award, including the performance objectives, will be as specified in the paragraph above with respect to share-based performance awards. The Committee may specify that an incentive award will be settled in cash or in shares. Incentive awards are limited by the applicable per-person limitations, as described above.
      Other Terms of Awards. The Committee may permit participants to defer payments relating to awards, including deferrals intended to defer taxation. In addition, the Committee may permit participants to convert restricted stock into stock units at or before the time restrictions on the restricted stock would otherwise lapse. A stock unit is a right to receive a share at a future date, representing in effect a restricted stock unit as to which the risk of forfeiture has lapsed. Settlement of any stock unit (including a restricted stock unit) will be in shares, except that the Committee is authorized to settle such awards in cash. Deferrals must comply with Code Section 409A. Payments under the 1996 Plan are subject to deduction to satisfy withholding taxes, and participants may be required to separately pay withholding taxes relating to receipt of shares under the 1996 Plan. The Committee may require or may permit participants to elect to have VF withhold shares from any award, or may permit participants to elect to deliver previously acquired shares, to satisfy withholding obligations. Awards granted under the 1996 Plan generally are nontransferable except pursuant to the laws of descent and distribution, except that the Committee may permit transfers of nonqualified stock options for estate planning purposes. Awards under the 1996 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), although the Committee may authorize grants in exchange for outstanding awards (options may not be “repriced,” however, without shareholder approval as discussed above). The Committee has authority to vary award terms in the case of foreign participants, to comply with local laws and customs and to ensure that the award generally has the same benefit for a foreign participant as it has for a U.S. participant.
      Amendment and Termination of the 1996 Plan. The Board may amend, suspend or terminate the 1996 Plan at any time, but may not, without shareholder approval, amend the 1996 Plan to increase the number of shares reserved, reduce the exercise price required for options or make any other “material revision” as defined in the New York Stock Exchange rules. These rules do not require that all amendments be submitted to shareholders, so it is possible that the 1996 Plan could be amended in ways that increase the cost to VF without further shareholder approval. The Committee’s authority to grant awards will terminate ten years after the latest shareholder approval of the 1996 Plan, although Plan provisions will continue to govern then outstanding awards until we have no further obligations or rights with respect to those awards. The Committee has authority to amend outstanding awards, but this authority does not permit a waiver or elimination of a term that is mandatory under the 1996 Plan.
      U.S. Federal Income Tax Implications of the 1996 Plan. We believe that under current law the following Federal income tax consequences generally would arise with respect to awards under the 1996 Plan.
      The grant of an option or a stock appreciation right will create no federal income tax consequences for the participant or VF. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising a stock appreciation right, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received. This discussion assumes that the option or stock appreciation right would not be deemed to be a deferral arrangement subject to Code Section 409A.
      Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of any option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise.

      We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or stock appreciation right, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.
      Awards other than options and stock appreciation rights that result in a transfer to the participant of cash or shares or other property generally will be structured under the 1996 Plan to meet applicable requirements under Code Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if we grant an award of restricted stock units, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we will become entitled to claim a tax deduction at that time.
      On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.
      Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties to be avoided by the participant.
      As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 1996 Plan, we intend that options, stock appreciation rights, performance awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards conditioned upon achievement of performance goals qualify as such “performance-based” compensation. However, a number of requirements must be met in order for particular compensation to so qualify, so there can be no assurance that such compensation under the 1996 Plan will be fully deductible by us under all circumstances. In addition, other awards under the 1996 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify, so we would not be permitted to deduct compensation paid to certain executives in connection with such awards to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Sections 4999 and 280G.
      The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 1996 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 1996 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 1996 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.
      New Plan Benefits Under the 1996 Plan. Because future awards under the amended and restated 1996 Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table” on page 26 and these related tables: “Grants of Plan-Based Awards” on page 28, “Outstanding Equity Awards at Fiscal Year-End” on page 30, and “Options Exercised and Stock Vested” on page 32 in this proxy statement, and in our financial statements for the fiscal year ended December 30, 2006, in the Annual Report on Form 10-K which accompanies this proxy statement.
      Vote Required. Approval of the proposed amended and restated 1996 Plan requires the approving vote of a majority of the votes cast at the 2007 Annual Meeting of Shareholders by the holders of shares entitled to vote on the matter, provided that the total vote cast on the proposal (both for and against) represents over 50% in interest of all securities entitled to vote on the proposal.
The VF Board of Directors unanimously recommends a vote FOR approval of the Amendment and Restatement of the 1996 Stock Compensation Plan.
ITEM NO. 3
RATIFICATION OF THE SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Selection of Independent Registered Public Accounting Firm. The Audit Committee has retained PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for the fiscal year ending December 29, 2007. PricewaterhouseCoopers LLP served as VF’s independent registered public accounting firm for the fiscal year ended December 30, 2006. In connection with its decision to retain PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was. A representative of PricewaterhouseCoopers LLP will be present at the Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Although we are not required to do so, we believe it is appropriate to ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. If shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.
The VF Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

      Professional Fees of PricewaterhouseCoopers LLP. The following chart summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during the fiscal year ended December 30, 2006 and the fiscal year ended December 31, 2005.

Type of Fees	2005	2006	Description of Fees

Audit Fees	$4,084,000	$4,351,000	“Audit Fees” are fees that VF paid to PricewaterhouseCoopers LLP for the audit of VF’s consolidated financial statements included in VF’s Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements; and for the audit of VF’s internal control over financial reporting; and for the attestation of management’s report on the effectiveness of internal control over financial reporting.

Audit Related Fees	463,000	211,000	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of VF’s financial statements and are not reported above under the caption “Audit Fees”. “Audit Related Fees” in 2005 consisted primarily of due diligence on certain acquisition efforts, employee benefit plan audits and a social security audit and in 2006 consisted primarily of employee benefit plan audits and a social security audit.

Tax Fees	667,000	636,000	“Tax Fees” are fees billed for professional services for tax compliance, tax advice, and tax planning. “Tax Fees” in 2005 and 2006 consisted primarily of tax compliance, tax audit assistance and VAT services.

All other Fees	-0-	-0-	PricewaterhouseCoopers LLP performed no services in 2005 and 2006 other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Total	$5,214,000	$5,198,000

      All audit related services and all other permissible non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. The pre- approval policies adopted by the Audit Committee provide that annual, recurring services that will be provided by VF’s independent registered public accounting firm and related fees are presented to the Audit Committee for its consideration and advance approval at each February Audit Committee meeting. At each February Audit Committee meeting, criteria are established by the Audit Committee for its advance approval of specified categories of services and payment of fees to VF’s independent registered public accounting firm for changes in scope of recurring services or additional non-recurring services during the current year. On a quarterly basis, the Audit Committee is informed of each previously approved service performed by VF’s independent registered public accounting firm and the related fees.
      Report of the Audit Committee.
      The Audit Committee reports as follows with respect to the audit of VF’s consolidated financial statements for the fiscal year ended December 30, 2006 (the “2006 Financial Statements”). At the meeting of the Audit Committee held in February 2007, the Audit Committee (i) reviewed and discussed with management the 2006 Financial Statements and audit of internal control over financial reporting; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) which include, among other items, matters related to the conduct of the audit of the 2006 Financial Statements; and (iii) received from PricewaterhouseCoopers LLP written disclosures regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2006 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 to be filed with the Securities and Exchange Commission.
George Fellows, Chairman
Juan Ernesto de Bedout
Barbara S. Feigin
Clarence Otis, Jr.
Raymond G. Viault
OTHER INFORMATION
Other Matters
      The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. As of February 6, 2007, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.
Expenses of Solicitation
      VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with this proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $11,500, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.
2008 Shareholder Proposals
      In order for shareholder proposals for the 2008 Annual Meeting of Shareholders to be eligible for inclusion in VF’s proxy statement, VF must receive them at its principal office in Greensboro, North Carolina on or before November 26, 2007. In order for shareholder proposals that are not intended to be included in VF’s proxy statement but which are to be presented at the 2008 Annual Meeting of Shareholders to be timely, VF must receive notice of such at its principal office in Greensboro, North Carolina on or before February 6, 2008.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary
Dated: March 22, 2007

APPENDIX A
V.F. CORPORATION
INDEPENDENCE STANDARDS OF THE BOARD OF DIRECTORS
      To be considered independent under the Listing Standards of the NYSE, the Board must determine that a director does not have any direct or indirect (as a partner, shareholder or officer of an organization that has a relationship with VF) material relationship with VF by broadly considering all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board’s determination of each director’s independence will be disclosed annually in the Company’s proxy statement. The Board has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	No director who is an employee, or whose immediate family member is an executive officer, of VF can be considered independent until three years after termination of such employment relationship.

•	No director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company can be considered independent until three years after the end of the affiliation or employment or auditing relationship.

•	No director can be considered independent if he or she is employed, or if his or her immediate family member is employed, as an executive officer of another company where any of VF’s present executives serve on the other company’s compensation committee until three years after the end of such service or employment relationship.

•	No director can be considered independent if he or she receives, or his or her immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she or his or her immediate family member ceases to receive more than $100,000 per year in such compensation.

•	No director can be considered independent if he or she is an executive officer or employee of another company not including a charitable organization (or an immediate family member of the director is an executive officer of such company) that makes payments to, or receives payments from, VF for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

•	VF will disclose, in its annual proxy statement, any charitable contributions made by VF to a charitable organization if the charitable organization is one in which a VF director serves as an executive officer and, within the preceding three years, charitable contributions made by VF in any single fiscal year exceed the greater of

A-1

$1 million or 2% of such charitable organization’s consolidated gross revenues. This disclosure does not automatically result in a determination against that director’s independence; however, the Board will consider the materiality of this relationship in its overall affirmative determination of that director’s independence status.

•	The Board, as part of its self-evaluation will review all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships between the Company and its directors.

•	For relationships not qualifying within the above guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the Board. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth in the above guidelines.

      In addition, members of the Audit Committee of the Board are subject to heightened standards of independence under the NYSE rules and the SEC rules and regulations.

A-2

APPENDIX B
V.F. CORPORATION
1996 STOCK COMPENSATION PLAN,
AS AMENDED AND RESTATED FEBRUARY 6, 2007
ARTICLE I
PURPOSE
      1.1     Purpose. The purpose of the V.F. Corporation 1996 Stock Compensation Plan (this “Plan”) is to strengthen the ability of V.F. Corporation (the “Company”) to attract, motivate, and retain employees and directors of superior ability and to more closely align the interests of such employees and directors with those of the Company’s shareholders by relating compensation to increases in shareholder value.
ARTICLE II
GENERAL DEFINITIONS
      2.1     “Agreement” The written instrument evidencing the grant to a Participant of an Award. Each Participant may be issued one or more Agreements from time to time, evidencing one or more Awards.
      2.2     “Award” Any award granted under this Plan.
      2.3     “Board” The Board of Directors of the Company.
      2.4     “Change in Control” A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of regulation 14A, as in effect on the Effective Date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any “Person” (as such term is used in §13(d) and §14(d) of the Exchange Act), except for (A) those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a “Trust” or the “Trustee”), and (B) any employee benefit plan of the Company or any Subsidiary, or any entity holding voting securities of the Company for or pursuant to the terms of any such plan (a “Benefit Plan” or the “Benefit Plans”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (ii) there occurs a contested proxy solicitation of the Company’s shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
      Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan (x) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to, or a merger, consolidation or other reorganization involving the Company and officers of the Company, or any entity in which such officers have, directly or indirectly, at least a 5% equity or ownership interest or (y) in a transaction otherwise commonly referred to as a “management leveraged buyout”.
      Clause (i) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities solely as the result of an acquisition by the Company or any Subsidiary of voting securities of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company or any Subsidiary and shall, after such share purchases by the Company or a Subsidiary, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company, then a Change in Control of the Company shall be deemed to have occurred with respect to such Person under clause (i). Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to occur under clause (i) with respect to any Trust or Benefit Plan.
      Clauses (i) and (ii) to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a Change in Control occurred, declare that a Change in Control described in clause (i) or (ii) has become ineffective for purposes of this Plan if the following conditions then exist: (x) the declaration is made within 120 days of the Change in Control; and (y) no person, except for (A) the Trusts, and (B) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Company’s then outstanding securities. If such a declaration shall be properly made, the Change in Control shall be ineffective ab initio.
      2.5     “Code” The Internal Revenue Code of 1986, as amended, and applicable regulations and rulings and guidance issued thereunder.
      2.6     “Committee” The Compensation Committee of the Board (or a designated successor to such committee), the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan.
      2.7     “Common Stock” The common stock of the Company as described in the Company’s Articles of Incorporation, or such other stock as shall be substituted therefor.
      2.8     “Company” V.F. Corporation, or any successor to the Company.
      2.9     “Date of Grant” The date on which the granting of an Award is authorized by the Committee, unless another later date is specified by the Committee or by a provision in this Plan applicable to the Award.
      2.10     “Director” A member of the Board who is not an Employee.
      2.11     “Disposition” Any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after his or her death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.
      2.12     “Employee” Any employee of the Company or a Subsidiary.
      2.13     “Exchange Act” The Securities Exchange Act of 1934, as amended, and applicable regulations and rulings issued thereunder.
      2.14     “Fair Market Value” Unless otherwise determined in good faith by the Committee or under procedures established by the Committee, the average of the reported high and low sales price of the Common Stock (rounded up to the nearest one-tenth of a dollar) on the date on which Fair Market Value is to be determined (or if there was no reported sale on such date, the next preceding date on which any reported sale occurred) on the principal exchange or in such other principal market on which the Common Stock is trading.
      2.15     “Full-Value Award” means an Award relating to shares other than (i) Stock Options that are treated as exercisable for shares under applicable accounting rules and (ii) Awards for which the Participant pays the grant-date Fair Market Value of the shares covered by the Award directly or by electively giving up a right to receive a cash payment from the Company or a Subsidiary of an amount equal to the grant-date Fair Market Value of such shares.
      2.16     “Incentive Award” An Award granted under Article IX denominated in cash and earnable based on performance measured over a specified performance period.
      2.17     “Incentive Stock Option” A Stock Option intended to satisfy the requirements of Section 422(b) of the Code.
      2.18     “Non-qualified Stock Option” A Stock Option other than an Incentive Stock Option.
      2.19     “Participant” An Employee or Director selected by the Committee to receive an Award.
      2.20     “Performance Objective” A performance objective established pursuant to Section 8.3 hereof.

      2.21     “Restricted Awards” Restricted Stock and Restricted Stock Units.
      2.22     “Restricted Stock” Common Stock which is subject to restrictions and awarded to Participants under Article VIII of this Plan and any Common Stock purchased with or issued in respect of dividends and distributions on the Restricted Stock.
      2.23     “Restricted Stock Units” Stock Units which are subject to a risk of forfeiture and other restrictions and awarded to Participants under Article VIII of this Plan, including Stock Units resulting from deemed reinvestment of dividend equivalents on Restricted Stock Units.
      2.24     “Retirement” (a) With respect to any Award made prior to October 19, 2005 (the date of amendment of this definition), employment separation and commencement of pension benefits under the V.F. Corporation Pension Plan (or any successor plan thereto) on account of early, normal or late retirement thereunder and (b) with respect to any Award made on or after October 19, 2005, employment separation from the Company or any of its Subsidiaries after attaining age 55 and at least 10 years of service with the Company and/or any of its Subsidiaries. Unless otherwise determined by the Committee, service with a predecessor company (i.e., a company acquired by the Company or a Subsidiary) shall be counted towards the calculation of years of service with the Company and/or its Subsidiaries for purposes of this Plan.
      2.25     “Rule 16b-3” Rule 16b-3 under the Exchange Act or any successor thereto.
      2.26     “Securities Act” The Securities Act of 1933, as amended, and applicable regulations and rulings issued thereunder.
      2.27     “Stock Appreciation Right” An Award granted under Section 7.5.
      2.28     “Stock Option” An award of a right to purchase Common Stock pursuant to Article VII.
      2.29     “Stock Units” An unfunded obligation of the Company, the terms of which are set forth in Section 8.6.
      2.30     “Subsidiary” Any majority-owned business organization of the Company or its direct or indirect subsidiaries, including but not limited to corporations, limited liability companies, partnerships, and any “subsidiary corporation” as defined in Section 424(f) of the Code that is a subsidiary of the Company.
ARTICLE III
SHARES OF COMMON STOCK SUBJECT TO THE PLAN
      3.1     Common Stock Authorized. Subject to the provisions of this Article and Article XI, the total aggregate number of shares of Common Stock that may be delivered pursuant to Awards that are outstanding at February 6, 2007 or granted on or after that date, shall not exceed 10 million shares plus the number of shares remaining available under the Plan at that date (including shares subject to Awards then outstanding and shares not then subject to outstanding Awards). Any shares that are delivered in connection with Stock Options or other non-Full-Value Awards shall be counted against this limit as one share for each share actually delivered. Any shares that are delivered in connection with Full-Value Awards shall be counted against this limit as three shares for each share actually delivered.
      3.2     Share Counting Rules. For purposes of the limitations specified in Section 3.1, the Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 3.2. Shares shall be counted against those reserved to the extent that such shares have been delivered and are no longer subject to a risk of forfeiture, except that shares withheld to pay the exercise price or withholding taxes upon exercise of a Stock Option for which shares are issuable upon exercise (including such a Stock Option designated as a Stock Appreciation Right under Section 7.5) shall be deemed to be delivered for purposes of the limit set forth in Section 3.1. Accordingly, (i) to the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares to the participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan; and (ii) shares that are withheld from a Full-Value Award or separately surrendered by the Participant in payment of taxes relating to such Full-Value Award shall be deemed to constitute shares not delivered and will be available under the Plan. For any given Award, the number of shares that become available again (i.e., that are recaptured) will equal the number of shares that would be counted against the Plan limits for such Award in accordance with Section 3.1 if the Award were granted at the date of the event triggering the share recapture. The Committee may determine that Full-Value Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a Subsidiary or affiliate combines, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan.
      3.3     Shares Available. At the discretion of the Board or the Committee, the shares of Common Stock to be delivered under this Plan shall be made available either from authorized and unissued shares of Common Stock or shares of Common Stock controlled by the Company, or both; provided, however, that absent such determination by the Board or the Committee to the contrary, in whole or in part, the shares shall consist of the Company’s authorized but unissued Common Stock.
ARTICLE IV
ADMINISTRATION OF THE PLAN
      4.1     Committee. The Plan generally shall be administered by the Committee, subject to this Article IV. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 under the Exchange Act or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the

Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The foregoing notwithstanding, the Board may perform any function of the Committee under the Plan, including for purposes of approving grants of Awards to Directors. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.
      4.2     Powers. The Committee has discretionary authority to determine the Employees and Directors to whom, and the time or times at which, Awards shall be granted. The Committee also has authority to determine the amount of shares of Common Stock that shall be subject to each Award and the terms, conditions, and limitations of each Award, subject to the express provisions of this Plan. The Committee shall have the discretion to interpret this Plan and to make all other determinations necessary for Plan administration. The Committee has authority to prescribe, amend and rescind any rules and regulations relating to this Plan, subject to the express provisions of this Plan. All Committee interpretations, determinations, and actions shall be in the sole discretion of the Committee and shall be binding on all parties. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency.
      4.3     Agreements. Awards shall be evidenced by an Agreement and may include any terms and conditions not inconsistent with this Plan, as the Committee may determine.
      4.4     No Liability. No member of the Board, the Committee or any of its delegates shall be liable for any action or determination made in good faith with respect to this Plan, any Award or any Agreement.
ARTICLE V
ELIGIBILITY
      5.1     Participation. Participants shall be selected by the Committee from the Employees and Directors. Such designation may be by individual or by class.
      5.2     Incentive Stock Option Eligibility. A Director shall not be eligible for the grant of an Incentive Stock Option. In addition, no Employee shall be eligible for the grant of an Incentive Stock Option who owns (within the meaning of Section 422(b) of the Code), or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.
      5.3     Limit on Awards. Awards granted to any Employee shall not exceed in the aggregate during any calendar year (a) 500,000 Stock Options and (b) 200,000 shares relating to Restricted Awards (subject in each case to adjustment as provided in Article XI). In the case of an Incentive Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation § 1.162-27(e)(4)), an Employee may not be granted such Incentive Awards under the Plan authorizing the earning during any calendar year of an amount that exceeds the Employee’s Cash Annual Limit, which for this purpose shall equal $10 million plus the amount of the Employee’s unused Cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year which are subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Cash Annual Limit is used to the extent an amount may be potentially earned or paid under an Award, regardless of whether such amount is in fact earned or paid.
ARTICLE VI
FORMS OF AWARDS
      6.1     Award Eligibility. The forms of Awards under this Plan are Stock Options as described in Article VII, Restricted Awards (Restricted Stock and Restricted Stock Units) as described in Article VIII, and Incentive Awards as described in Article IX. The Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards.
ARTICLE VII
STOCK OPTIONS
      7.1     Exercise Price. The exercise price of Common Stock under each Stock Option shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.
      7.2     Term. Stock Options may be exercised as determined by the Committee, provided that Stock Options may in no event be exercised later than 10 years from the Date of Grant. During the Participant’s lifetime, only the Participant may exercise an Incentive Stock Option. The Committee may amend the terms of an Incentive Stock Option at any time to include provisions that have the effect of changing such Incentive Stock Option to a Non-qualified Stock Option, or vice versa (to the extent any such change is permitted by applicable law).
      7.3     Method of Exercise. Upon the exercise of a Stock Option, the exercise price shall be payable in full in cash or an equivalent acceptable to the Committee. No fractional shares shall be issued pursuant to the exercise of a Stock Option, and no payment shall be made in lieu of fractional shares. At the discretion of the Committee and provided such payment can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act or causing the Company to incur additional expense under applicable accounting rules, the Committee may permit the exercise price to be paid by assigning and delivering to the Company shares of Common Stock previously acquired by the Participant or may require that, or permit the Participant to direct that, the Company withhold shares from the Stock Option shares having a value equal to the exercise price (or portion thereof to be paid through such share withholding). Any shares so assigned and delivered to the Company or withheld by the Company in payment or partial payment of the exercise price shall be valued at the Fair Market Value of the Common Stock on the exercise date. In addition, at the request of the Participant and to the extent permitted by applicable law, the Company in its discretion may approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Company the exercise price of the Stock Options being exercised, and the Company, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.
      7.4     Other Stock Option Terms. No dividend equivalent rights may be granted with respect to a Stock Option entitling the Participant to the economic benefit of dividends paid on the Common Stock underlying a Stock Option prior to the exercise of such Stock Option. With respect to Incentive Stock Options, the aggregate Fair Market Value (determined at the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all stock option plans of the Company and its Subsidiaries) shall not exceed $100,000, or such other amount as may be prescribed under the Code. If any Stock Option intended to be an Incentive Stock Option fails to so qualify, including under the requirement set forth in this Section 7.4, such Stock Option shall be deemed to be a Non-qualified Stock Option and shall be exercisable in accordance with the Plan and the Stock Option’s terms.
      7.5     Stock Appreciation Rights. A Stock Option may be granted with terms requiring the exercise price to be paid by means of the Company withholding shares subject to the Stock Option upon exercise, in which case such Award may be designated as a “Stock Appreciation Right.” The Committee may, at the time of grant, specify that the Fair Market Value of the Stock Option shares deliverable upon exercise of such Award will be paid in cash in lieu of delivery of shares, such that the Award is a cash-settled Stock Appreciation Right.
ARTICLE VIII
RESTRICTED AWARDS
      8.1     Types of Award. The Committee, in its discretion, is authorized to grant Restricted Awards either as Service Awards or Performance Awards. As used herein, the term “Service Award” refers to any Restricted Award described in Section 8.2 and the term “Performance Award” refers to any Restricted Award described in Section 8.3. Restricted Stock shall be nontransferable until such time as all of the restrictions underlying the Award have been satisfied. Subject to Section 3.1, the Committee in its discretion may grant up to 5% of the number of shares of Common Stock available for grant under this Plan as Service Awards or Performance Awards without regard to any minimum vesting requirement set forth in Section 8.2 or 8.3 except Service Awards shall have a minimum vesting requirement of one year.
      8.2     Service Award. The Committee may grant shares of Restricted Stock or Restricted Stock Units to a Participant subject to forfeiture upon an interruption in the Participant’s continuous service with the Company or a Subsidiary within a period specified by the Committee, provided that the total period during which the Restricted Award is subject to forfeiture (the “vesting” period) shall not be less than three years, but with ratable or proportionate vesting (or any other less rapid schedule for vesting) permitted during such period and with vesting permitted on an accelerated basis in the event of death, disability, change in control, or other special circumstances. The period during which Restricted Stock Units are subject to a risk of forfeiture may be shorter than the period during which settlement of the Restricted Stock Units is deferred.
      8.3     Performance Award. The Committee may grant Restricted Stock or Restricted Stock Units to a Participant subject to or upon the attainment of a Performance Objective as follows: Not later than the applicable deadline under Treasury Regulation § 1.162-27(e), the Committee, in its sole discretion, may establish (a) a Performance Award for a Participant for a specified period (which shall not be less than one year, except as provided in Section 8.1) during which performance will be measured (the “Performance Period”), and (b) with respect to such Participant one or more Performance Objectives to be satisfied prior to the Participant’s becoming entitled to settlement of such Performance Award for such Performance Period. Any Performance Objective shall be comprised of specified corporate, business group or divisional levels of performance, over the Performance Period, relating to one or more of the following performance criteria: earnings per share; net earnings; pretax earnings; operating income; net sales or revenues, net sales or revenues from existing businesses, net sales or revenues from acquired businesses; market share; balance sheet measurements; cash return on assets; return on capital, book value; shareholder return, or return on average common equity. In establishing the level of Performance Objective to be attained, the Committee may disregard or offset the effect of such factors as extraordinary and/or nonrecurring items as determined by the Company’s outside accountants in accordance with generally accepted accounting principles and changes in accounting standards. Performance Awards may also be granted in the sole discretion of the Committee if the Company’s performance during a specified Performance Period, as measured by one or more of the criteria enumerated in this Section 8.3, as compared to comparable measures of performance of peer companies, equals or exceeds Performance Objectives established by the Committee not later than the applicable deadline under Treasury Regulation 1.162-27(e). No Performance Award shall be settled or paid out to a Participant for a Performance Period prior to written certification by the Committee of attainment of the Performance Objective(s) applicable to such Participant. Notwithstanding attainment of the applicable Performance Objective or any provisions of this Plan to the contrary, the Committee shall have the power (which it may retain or may relinquish in the Agreement or other document), in its sole discretion, to (a) exercise negative discretion to reduce the Performance Award to a Participant for any Performance Period to zero or such other amount as it shall determine; (b) impose service requirements which must be fulfilled by the Participant during the Performance Period or subsequent to the attainment of the Performance Objective; and (c) provide for accelerated settlement or payment of a Performance Award upon a Change in Control or specified terminations of employment.
      8.4     Delivery. If a Participant, with respect to a Service Award, continuously remains in the employ of the Company or a Subsidiary for the period specified by the Committee, or, with respect to a Performance Award, if and to the extent that the Participant fulfills the requirements of the Performance Objective and any service requirements as may be imposed by the Committee, the shares awarded to such Participant as Restricted Stock shall be delivered to such Participant without any restrictions promptly after the applicable event, and the risk of forfeiture applicable to Restricted Stock Units shall end and such Restricted Stock Units shall then and thereafter be settled in accordance with the terms of such Restricted Stock Units (including any elective deferral of settlement permitted by the Committee). The foregoing notwithstanding, the Committee may determine that any restrictions (and/or deferral period, to the extent permitted under Section 12.10) applicable to a Restricted Award shall be deemed to end or have ended on an accelerated basis at the time of the Participant’s death while employed or serving as a Director or upon the Participant’s termination of employment or service due to disability or following a Change in Control.
      8.5     Shareholder Rights. Except as otherwise provided in this Plan, each Participant shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Company, including the right to vote the Restricted Stock; provided, however, that all distributions payable with respect to the Restricted Stock shall be retained by the Company and reinvested in additional shares of Common Stock to be issued in the name of the Participant. Any shares of Common Stock acquired as a result of reinvestment of such distributions shall also be Restricted Stock subject to the terms and conditions of this Plan. A Participant shall have no rights of a shareholder relating to Restricted Stock Units or Stock Units until such time as shares are issued or delivered in settlement of such Restricted Stock Units or Stock Units.
      8.6     Stock Units; Deferral of Receipt of Restricted Stock. A Stock Unit, whether or not restricted, shall represent the conditional right of the Participant to receive delivery of one share of Common Stock at a specified future date, subject to the terms of the Plan and the applicable Agreement. Until settled, a Stock Unit shall represent an unfunded and unsecured obligation of the Company with respect to which a Participant has rights no greater than those of a general creditor of the Company. Unless otherwise specified by the Committee, each Stock Unit will carry with it the right to crediting of an amount equal to dividends and distributions paid on a share of Common Stock (“dividend equivalents”), which amounts will be deemed reinvested in additional Stock Units, at the Fair Market Value of Common Stock at the dividend payment date. Such additional Stock Units will be subject to the same risk of forfeiture, other restrictions, and deferral of settlement as the original Stock Units to which such additional Stock Units directly or indirectly relate. Unless the Committee determines to settle Stock Units in cash, Stock Units shall be settled solely by issuance or delivery of shares of Common Stock. The Committee may, in its sole discretion, permit Participants to convert their Restricted Stock into an equivalent number of stock units as of the date on which all applicable restrictions pertaining to the Restricted Stock would either lapse or be deemed satisfied (the “Vesting Date”), or by means of an exchange of the Restricted Stock for Restricted Stock Units before the Vesting Date. Any such request for conversion must (a) be made by the Participant at a time a valid deferral may be elected under Code Section 409A and (b) specify a distribution date which is valid under Code Section 409A and in any case is no earlier than the earlier of (i) the Participant’s termination of employment or (ii) the first anniversary of the Vesting Date.

ARTICLE IX
INCENTIVE AWARDS
      The Committee, in its discretion, is authorized to grant Incentive Awards, which shall be Awards denominated as a cash amount and earnable based on achievement of a Performance Objective over a specified Performance Period. The Committee shall specify the duration of the Performance Period. In other respects, the terms of the Incentive Award, including the Performance Objectives, the time at which such Performance Objective is established, and other conditions of the Incentive Award shall be as specified in Section 8.3 with respect to Performance Awards. The Committee may specify that an Incentive Award shall be settled in cash or in shares of Common Stock. Incentive Awards shall be subject to the applicable per-person limitations under Section 5.3.
ARTICLE X
FORFEITURE AND EXPIRATION OF AWARDS
      10.1     Termination of Employment or Service. Subject to the express provisions of this Plan and the terms of any applicable Agreement, the Committee, in its discretion, may provide for the forfeiture or continuation of any Award for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee or Director. In the absence of Committee action or except as otherwise provided in an Agreement, the following rules shall apply:

(a) With respect to Stock Options granted to Employees, Stock Options shall be exercisable only so long as the Participant is an employee of the Company or a Subsidiary except that (1) in the event of Retirement, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Options or 36 months (12 months in the case of Incentive Stock Options) following the date of Retirement; (2) in the event of permanent and total disability, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Option or 36 months following the date of permanent and total disability; (3) in the event of death, Stock Options held at the time of death by the Participant shall continue to vest according to the original schedule and may be exercised by the estate or beneficiary of such Participant until the expiration of the earlier of the remaining term of such Stock Options or three years from the date of death; (4) in the event of the Participant’s voluntary separation of employment or involuntary separation of employment by the Company for cause (as defined by the Committee), the Stock Options shall terminate and be forfeited as of the date of separation of employment; (5) in the event of the Participant’s involuntary separation of employment not for cause (as defined by the Committee), the Stock Option shall continue to vest according to the original schedule, but no Stock Options may be exercised after the earlier of the remaining term of the Option or the end of the period of the Participant’s receipt of severance pay, if any, from the Company; and (6) in the event of an involuntary separation of employment without severance pay or if severance pay is paid in a lump sum, the Stock Option shall not be exercisable after the date of separation of employment; any portion of a Stock Option that is not vested at the time of death or permanent and total disability or any separation of employment and which would not vest and become exercisable during the period the Stock Option will remain outstanding under this Section 10.1(a) shall terminate and be forfeited as of the time of death or permanent and total disability or separation of employment, unless otherwise determined by the Committee within 45 days after such event; and any Stock Option granted before February 6, 2007 shall be subject to the terms of Section 10.1(a) of the Plan (if applicable) as in effect at the time of grant of such Stock Option; and

(b) With respect to Restricted Awards granted to Employees, in the event of a Participant’s voluntary or involuntary separation before the expiration of the employment period specified by the Committee with respect to Service Awards, or before the fulfillment of the Performance Objective and any other restriction imposed by the Committee with respect to Performance Awards, any shares of Restricted Stock shall be returned to the Company and any Restricted Award shall be deemed to have been forfeited by the Participant as of the date of such separation.

      10.2     Leave of Absence. With respect to an Award, the Committee may, in its sole discretion, determine that any Participant who is on leave of absence for any reason shall be considered to still be in the employ of the Company, provided that the Committee may, in its sole discretion, also determine that rights to such Award during a leave of absence shall be limited to the extent to which such rights were earned or vested when such leave of absence began.
      10.3     Additional Forfeiture Provisions. The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to receive a settlement or distribution with respect to the Award, to retain cash, Stock, other Awards, or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, upon compliance by the Participant with specified conditions that protect the business interests of the Company and its subsidiaries and affiliates from harmful actions of the Participant, including (i) conditions providing for such forfeitures in the event that Company financial statements are restated due to misconduct if the Participant bears substantial responsibility for such misconduct or if the restated financial information would have adversely affected the level of achievement of performance measures upon which the earning or value of the Participant’s Award was based; and (ii) conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Accordingly, an Award may include terms providing for a “clawback” or forfeiture from the Participant of the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award.

ARTICLE XI
ADJUSTMENT PROVISIONS
      11.1     Share Adjustments. If the number of outstanding shares of Common Stock is increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional, new, or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock or other securities, an appropriate adjustment in order to preserve the benefits or potential benefits intended to be made available to the Participants may be made, in the discretion of the Committee, in all or any of the following (i) the maximum number and kind of shares provided in Section 3.1 and the number of Awards that may be granted to an Employee in the specified period under Section 5.3; (ii) the number and kind of shares or other securities subject to then outstanding Awards; and (iii) the price for each share or other unit of any other securities subject to then outstanding Awards. The Committee may also make any other adjustments, or take such action as the Committee, in its discretion, deems appropriate in order to preserve the benefits or potential benefits intended to be made available to the Participants. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FAS 123(R), which affects the Common Stock, a Participant shall have a legal right to an adjustment to the Participant’s Award which shall preserve without enlarging the value of the Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award agreement. Any fractional share resulting from such adjustment may be eliminated.
      11.2     Corporate Changes. Subject to Article XIII, upon (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger, or consolidation (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving Company and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) of the Company with one or more corporations, following which the Company is not the surviving Company (or survives only as a subsidiary of another Company in a transaction in which the shareholders of the parent of the Company and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the transaction); (iii) the sale of all or substantially all of the assets of the Company; or (iv) the occurrence of a Change in Control, subject to the terms of any applicable Agreement, the Committee serving prior to the date of the applicable event may, to the extent permitted in Section 3.1 of this Plan (and subject to any applicable restriction on repricing under Section 13.2), in its discretion and without obtaining shareholder approval, take any one or more of the following actions with respect to any Participant:

(a) accelerate the exercise dates of any or all outstanding Awards;

(b) eliminate any and all restrictions with respect to outstanding Restricted Awards;

(c) pay cash to any or all holders of Stock Options in exchange for the cancellation of their outstanding Stock Options and cash out all outstanding stock units;

(d) grant new Awards to any Participants; or

(e) make any other adjustments or amendments to outstanding Awards or determine that there shall be substitution of new Awards by such successor employer Company or a parent or subsidiary company thereof, with appropriate adjustments as to the number and kind of shares or units subject to such awards and prices.
      11.3     Binding Determination. Adjustments under Sections 11.1 and 11.2 shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive.
ARTICLE XII
GENERAL PROVISIONS
      12.1     No Right to Employment. Nothing in this Plan or in any instrument executed pursuant to this Plan shall confer upon any Participant any right to continue in the employ of the Company or a Subsidiary or affect the Company’s or a Subsidiary’s right to terminate the employment of any Participant at any time with or without cause or any right to continue to serve as a Director of the Company or affect any party’s right to remove such Participant as a Director.
      12.2     Securities Requirements. The Company shall not be obligated to issue or transfer shares of Common Stock pursuant to an Award unless all applicable requirements imposed by federal and state laws, regulatory agencies, and securities exchanges upon which the Common Stock may be listed have been fully complied with. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.
      12.3     No Right to Stock. No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title, or interest in any shares of Common Stock allocated or reserved under this Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant or other person entitled to receive such Common Stock under the terms of the Award.
      12.4     Withholding. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state, or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid or payable in Common Stock, the Participant or other person receiving such Common Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Common Stock. Also, at the discretion of the Committee and provided such withholding can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act, the Committee may require or permit the Participant to elect (i) to have the Company or Subsidiary withhold from the shares of Common Stock to be issued or transferred to the Participant the number of shares necessary to satisfy the Company’s or Subsidiary’s obligation to withhold taxes, such determination to be based on the shares’ Fair Market Value as of the date the Participant becomes subject to income taxation with respect to the Award, (ii) deliver sufficient shares of Common Stock (based upon the Fair Market Value at the date of withholding) to satisfy the withholding obligations, or (iii) deliver sufficient cash to satisfy the withholding obligations. Participants who elect to use such a stock withholding feature must make the election at the time and in the manner prescribed by the Committee.
      12.5     No Disposition. No Award under this Plan may be the subject of any Disposition (excluding shares of Common Stock with respect to which all restrictions have lapsed), other than by will or the laws of descent or distribution. Any attempted Disposition in violation of this provision shall be void and ineffective for all purposes. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Participant to transfer a Non-qualified Stock Option to (a) a member or members of the Participant’s immediate family, (b) a trust, the beneficiaries of which consist exclusively of members of the Participant’s immediate family, (c) a partnership, the partners of which consist exclusively of members of the Participant’s immediate family, or (d) any similar entity created for exclusive benefit of members of the Participant’s immediate family; provided, however, that such Disposition must be not for value.
      12.6     Severability; Construction. If any provision of this Plan is held to be illegal or invalid for any reason, then the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. Headings and subheadings are for convenience only and not to be conclusive with respect to construction of this Plan.
      12.7     Governing Law. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the Commonwealth of Pennsylvania, except as may be required by applicable federal law.
      12.8     Other Deferrals. Subject to Section 12.10, the Committee may permit selected Participants to elect to defer payment of Awards in accordance with procedures established by the Committee including, without limitation, procedures intended to defer taxation on such deferrals until receipt (including procedures designed to avoid incurrence of liability under Section 16(b) of the Exchange Act). Any deferred payment, whether elected by the Participant or specified by an Agreement or by the Committee, may require forfeiture in accordance with stated events, as determined by the Committee.

      12.9     Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee is authorized to adopt subplans to achieve the purposes of this Section 12.9. An Award may have terms under this Section 12.9 that are inconsistent with the express terms of the Plan, including authorizing cash payments in lieu of issuance or delivery of shares, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award are granted with or modified to provide such terms.
      12.10     Compliance with Code Section 409A.
      (a) 409A Awards. Other provisions of the Plan notwithstanding, the terms of any Award that is deemed to be a deferral for purposes of Code Section 409A which is held by an employee subject to United States federal income taxation (a “409A Award”), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. The following rules will apply to 409A Awards:

(i) If a Participant is permitted to elect to defer an Award or any payment under a 409A Award (generally, a deferral in 2005 or thereafter), such election will be permitted only at times in compliance with Section 409A (including transition rules thereunder);

(ii) The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Section 409A) during the period 2005 — 2007 in accordance with, and to the fullest extent permitted by, Proposed Treasury Regulation § 1.409A (including Preamble § XI.C) and IRS Notice 2005-1, and at any time in accordance with Section 409A and regulations and guidance thereunder. The Vice President of Human Resources of the Company is authorized to modify any such outstanding Awards to permit election of different deferral periods provided that any such modifications may not otherwise increase the benefits to Participants or the costs of such Awards to the Company;

(iii) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A;

(iv) Any distribution of a 409A Award triggered by a Participant’s termination of employment and intended to qualify under Section 409A(a)(2)(A)(i) shall be made only at the time that the Participant has had a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) (or earlier at such time, after a termination of employment, that there occurs another event triggering a distribution under the Plan or the applicable Award agreement in compliance with Section 409A);

(v) Any distribution of a 409A Award subject to Section 409A(a)(2)(A)(i) that would be made within six months following a separation from service of a “Specified Employee” (or “key employee”) as defined under Section 409A(a)(2)(B)(i) shall instead occur at the expiration of the six-month period under Section 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period;

(vi) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than 75 days after the date at which the settlement of the Award is specified to occur; and

(vii) If any portion of an Award that is scheduled to vest at a single specified date (a vesting “tranche”) is partly deemed a 409A Award and partly deemed exempt from Section 409A (as a short-term deferral or otherwise), the time of settlement of the entire tranche will be governed by the distribution rules applicable to the 409A Award (except to the extent that this rule cannot apply to a distribution that would otherwise occur in 2007).

      (b) Grandfathered Awards. Any Award that was both granted and vested before 2005 and which otherwise could potentially constitute a deferral of compensation under Section 409A is intended to be “grandfathered” under Section 409A. No amendment or change to the Plan or other change (including an exercise of discretion) with respect to such a grandfathered Award after October 3, 2004, shall be effective if such change would constitute a “material modification” within the meaning of applicable guidance or regulations under Section 409A, except in the case of an Award that is specifically modified to become compliant as a 409A Award or compliant with an exemption under Section 409A.
      (c) Rules Applicable to Non-409A Options/ SARs. With respect to Stock Options (other than Stock Options intended to be 409A Awards), in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation §1.414(c)-2.
      (d) Distributions Upon Vesting. In the case of any Award providing for a distribution upon the lapse of a risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the risk of forfeiture lapsed.

      (e) Scope and Application of this Provision. For purposes of this Section 12.10, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A. The rules under this Section 12.10, and all other provisions relating to Section 409A, apply retroactively as of January 1, 2005 (and, where indicated, October 4, 2004). Each Award outstanding in the period from January 1, 2005 until and the date of adoption of this Section 12.10 shall be deemed to be amended so that this Section 12.10 shall apply to such Award in accordance with the terms hereof.
      12.11     No Loans to Participants. No credit shall be extended to Participants in the form of personal loans in connection with Awards, whether for purposes of paying the exercise price or withholding taxes or otherwise. Any amount due and payable to the Company by a Participant shall be immediately due and shall be paid as promptly as practicable.
      12.12     Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.
ARTICLE XIII
AMENDMENT AND TERMINATION
      13.1     Amendments; Suspension; Termination. The Board may at any time amend, suspend (and if suspended, may reinstate) or terminate this Plan; provided, however, that the Board may not, without approval of the shareholders of the Company, amend this Plan so as to (a) increase the number of shares of Common Stock subject to this Plan except as permitted in Article XI or (b) reduce the exercise price for shares of Common Stock covered by Stock Options granted hereunder below the applicable price specified in Article VII of this Plan or (c) make a material revision to the Plan within the meaning of Section 303A(8) of the Listed Company Manual of the New York Stock Exchange as then in effect; and provided further, that the Board may not modify, impair or cancel any outstanding Award in a manner that materially and adversely affects a Participant without the consent of such Participant. The authority of the Committee to waive or modify an Award term after the Award has been granted does not permit waiver or modification of a term that would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan will terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan (including approval of the Plan as amended and restated).

      13.2     Restriction on Repricing. Without the approval of shareholders, the Committee will not amend or replace previously granted Stock Options in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

•	Lowering the exercise price of a Stock Option after it is granted;

•	Any other action that is treated as a repricing under generally accepted accounting principles;

•	Canceling a Stock Option at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another Stock Option, restricted stock, other equity, or other cash or property;
provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11.1.
ARTICLE XIV
DATE OF PLAN ADOPTION
      14.1     Date of Plan Adoption. This Plan was adopted by the Board effective December 3, 1996 and approved by shareholders April 15, 1997. An amendment and restatement of the Plan was adopted by the Board effective February 10, 2004, and approved by shareholders on April 27, 2004. This amendment and restatement of the Plan was adopted by the Board effective February 6, 2007, subject to shareholder approval at the Company’s 2007 Annual Meeting of Shareholders on April 24, 2007. Awards (other than Restricted Stock) may be granted under the terms of the amended and restated Plan prior to such shareholder approval, but if the requisite shareholder approval is not obtained, to the extent any such Award exceeded the authorization under the terms of the Plan in effect prior to the amendment and restatement, the excess portion of such Award shall be canceled. This Plan shall continue in effect with respect to Awards granted before termination of the Committee’s authority to grant new Awards until such Awards have been settled, terminated or forfeited and the Company has no further obligations or rights with respect to such Awards.

VOTING REQUEST

To:	VF Corporation Pension Plan Committee (the “Committee”), Administrator of the VF Deferred Savings Plan for Non-Employee Directors (the “Plan”)
        As a participant in the Plan with certain Deferrals being credited with gains and losses as if invested in the VF Corporation Common Stock Fund, and in accordance with the Committee’s procedures permitting each such participant the right to request that the VF shares held by the trustee of the grantor trust relating to the Plan and credited to the participant’s Plan account at the record date be voted in a specific manner, I hereby request that my VF shares so credited be voted, in person or by proxy, in the manner shown below:
ELECTION OF DIRECTORS
        The Board of Directors of the Corporation recommends a vote FOR the election of all nominees as Directors.

Nominees:	For a 3-year term:
Edward E. Crutchfield, George Fellows,
Daniel R. Hesse and Clarence Otis, Jr.

-M	VOTE FOR all nominees listed above, except vote withheld from individual nominees as follows:	-M	VOTE WITHHELD from all nominees

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF VF’S 1996 STOCK COMPENSATION PLAN
        The Board of Directors of the Corporation recommends a vote FOR approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan.

FOR	AGAINST	ABSTAIN
-M	-M	-M

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VF’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2007.
     The Board of Directors of the Corporation recommends a vote FOR ratification of the selection of the independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
-M	-M	-M
     I understand that if I return this form properly signed but do not otherwise specify my choices, this will be deemed to be a request to vote FOR the election of all nominees as Directors, FOR approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan, and FOR ratification of the selection of the independent registered public accounting firm.

Signature of Participant:

Dated:	, 2007

IMPORTANT: Please sign and date these instructions exactly as your name appears hereon.		PLEASE SIGN, DATE AND RETURN THESE INSTRUCTIONS PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 23, 2007.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States and Canada any time on a touch tone telephone. Shareholders outside of the U.S. and Canada should call 1-781-575-2300. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A	Proposals — The Board of Directors recommends a vote FOR each of the nominees in Item No. 1, FOR Item No. 2 and FOR Item No. 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Edward E. Crutchfield	☐	☐	02 - George Fellows	☐	☐	03 - Daniel R. Hesse	☐	☐

04 - Clarence Otis, Jr.	☐	☐

		For	Against	Abstain
2.	Approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan.	☐	☐	☐

		For	Against	Abstain
3.	Ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for the fiscal year ending December 29, 2007.	☐	☐	☐

Shares subject to this proxy/voting instruction card will be voted in the manner indicated above, when the card is properly executed and returned. If no indication is made, such shares will be voted FOR the election of all nominees as Directors, FOR the Stock Compensation Plan Proposal, and FOR ratification of the selection of the independent registered public accounting firm. For participants in the VF Corporation employee benefit plans: This card will be treated as voting instructions to the plan trustees or administrator, as explained on the reverse side of this card.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

Voting Instructions for the VF Corporation Retirement Savings Plan
for Salaried Employees (the “Salaried 401(k)”):
This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock allocated to the participant as of March 6, 2007 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2007, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Salaried 401(k).
Voting Instructions for the VF Corporation Retirement Savings Plan
for Hourly Employees (the “Hourly 401(k)”):
This card also constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k), to vote in person or by proxy any shares of Common Stock allocated to the participant as of March 6, 2007 under the Hourly 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2007, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Hourly 401(k).
Voting Request for the VF Executive Deferred Savings Plan and the VF Executive Deferred Savings Plan II (collectively, the “EDSP”):
This card constitutes a voting request to the VF Corporation Pension Plan Committee (the “Committee”), Administrator of the EDSP, to vote any shares of Common Stock held by the trustee of the grantor trust relating to the EDSP and credited to the participant’s EDSP account as of March 6, 2007, at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2007, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VF Corporation

PROXY SOLICITATION/VOTING INSTRUCTION CARD
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting on April 24, 2007
The shareholder hereby appoints M.J. McDonald and C.S. Cummings, and each of them acting individually, proxies of the shareholder, with full power of substitution, to represent and vote, as directed on the reverse side of this card, all shares of Common Stock of VF Corporation held of record by the shareholder on March 6, 2007, at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2007, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The shareholder hereby revokes any prior proxies.
You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THIS CARD, THE PROXIES CANNOT VOTE YOUR SHARES.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.